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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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FIRST FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FIRST FINANCIAL HOLDINGS, INC.
520 Gervais Street
Columbia, South Carolina 29201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held April 22, 2014

TO THE SHAREHOLDERS:

        Notice is hereby given that the Annual Meeting of the Shareholders (the "Annual Meeting") of First Financial Holdings, Inc., a South Carolina corporation (the "Company"), will be held at the Company's headquarters in the Orangeburg Conference Room on the second floor, 520 Gervais Street, Columbia, South Carolina at 2:00 p.m., on April 22, 2014, for the following purposes:

  (1)
  To elect six directors of the Company to serve three-year terms, two directors of the Company to serve a two-year term, and one director of the Company to serve a one-year term (Board of Directors unanimously recommends that you vote "FOR" this proposal);

  (2)
  To approve an amendment to the Company's Articles of Incorporation to change the name of the Company from First Financial Holdings, Inc. to South State Corporation (Board of Directors unanimously recommends that you vote "FOR" this proposal);

  (3)
  To ratify, as an advisory, non-binding vote, the exclusive forum selection provision in the Company's bylaws (Board of Directors unanimously recommends that you vote "FOR" this proposal);

  (4)
  To approve, as an advisory, non-binding vote, the compensation of the Company's named executive officers (the Board of Directors unanimously recommends that you vote "FOR" this proposal);

  (5)
  To ratify, as an advisory, non-binding vote, the appointment of Dixon Hughes Goodman LLP, Certified Public Accountants, as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014 (Board of Directors unanimously recommends that you vote "FOR" this proposal); and

  (6)
  To grant the Chairman of the Annual Meeting the authority to adjourn or postpone the Annual Meeting, if necessary, in order to solicit additional proxies in the event that there are not sufficient affirmative votes present at the Annual Meeting to adopt the amendment to the Company's Articles of Incorporation to change the name of the Company from First Financial Holdings, Inc. to South State Corporation (Board of Directors unanimously recommends that you vote "FOR" this proposal); and

  (7)
  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        Only record holders of Common Stock of the Company at the close of business on February 26, 2014, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

        You are cordially invited and urged to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, you are requested to promptly vote by telephone, internet, or by mail on the proposals presented, following the instructions on the Proxy Card for whichever voting method you prefer. If you vote by mail, please complete, date, sign, and promptly return the enclosed proxy in the enclosed self-addressed, postage-paid envelope. If you need assistance in completing your proxy, please call the Company at 800-277-2175. If you are a record shareholder, attend the meeting, and desire to revoke your proxy and vote in person, you may do so. In any event, a proxy may be revoked by a record shareholder at any time before it is exercised.

                      By Order of the Board of Directors

                      Renee R. Brooks
                      Secretary

Columbia, South Carolina
February 28, 2014

 FIRST FINANCIAL HOLDINGS, INC.
520 Gervais Street
Columbia, South Carolina 29201

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
to be Held April 22, 2014

        This Proxy Statement is furnished to shareholders of First Financial Holdings, Inc., a South Carolina corporation (herein, unless the context otherwise requires, together with its subsidiaries, the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Shareholders to be held at the Company's headquarters in the Orangeburg Conference Room on the second floor, 520 Gervais Street, Columbia, South Carolina at 2:00 p.m., on April 22, 2014 or any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Directions to the Company's headquarters may be obtained by contacting Cathy Turner at 803-231-5037.

        Solicitation of proxies may be made in person or by mail, telephone or other means by directors, officers and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the common stock, par value $2.50 per share (the "Common Stock"), of the Company held of record by such persons, and the Company will reimburse the reasonable forwarding expenses. The cost of solicitation of proxies will be paid by the Company. This Proxy Statement was first mailed to shareholders on or about March 14, 2014.

        The Company has its principal executive offices at 520 Gervais Street, Columbia, South Carolina 29201. The Company's mailing address is P.O. Box 1030, Columbia, South Carolina 29202, and its telephone number is 800-277-2175.

ANNUAL REPORT

        The Annual Report to Shareholders (which includes the Company's Annual Report on Form 10-K containing, among other things, the Company's fiscal year ended December 31, 2013 financial statements) accompanies this proxy statement. Such Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

REVOCATION OF PROXY

        Any record shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Company of such revocation, (b) by voting in person at the meeting, or (c) by executing and delivering to the Company a later dated proxy. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. Any written notice or proxy revoking a proxy should be sent to First Financial Holdings, Inc., P.O. Box 1030, Columbia, South Carolina 29202, Attention: Renee R. Brooks. Written notice of revocation or delivery of a later dated proxy will be effective upon receipt thereof by the Company.

QUORUM AND VOTING

        The Company's only voting security is its Common Stock, each share of which entitles the holder thereof to one vote on each matter to come before the Annual Meeting. At the close of business on February 26, 2014 (the "Record Date"), the Company had issued and outstanding 24,104,396 shares of Common Stock, which were held of record by approximately 5,000 persons and beneficially owned by approximately 9,900 persons. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Annual Meeting. Notwithstanding the Record Date specified above, the Company's stock transfer books will not be closed and shares of the Common Stock may be transferred subsequent to the Record Date. However, all votes must be cast in the names of holders of record on the Record Date.

        The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time until a quorum is present or represented. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the Annual Meeting, is required to be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned Annual Meeting will be given in accordance with the Company's Bylaws. Directors, officers and regular employees of the Company may solicit proxies for the reconvened Annual Meeting in person or by mail, telephone or other means. At any such reconvened Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the Annual Meeting.

        Provided a quorum is established at the Annual Meeting, directors will be elected by a majority of the votes cast at the Annual Meeting. Shareholders of the Company do not have cumulative voting rights.

        Approval of the proposal to approve an amendment to the Company's Articles of Incorporation to change the name of the Company (Proposal No. 2) requires the affirmative vote of holders of two-thirds of the outstanding shares of the common stock. Abstentions, broker non-votes and the failure to return a signed proxy will have the same effect as votes against -this proposal.

        All other matters to be considered and acted upon at the Annual Meeting, including the proposal to ratify, as an advisory, non-binding vote, the exclusive forum selection provision in the Company's bylaws (Proposal No. 3), the proposal to approve, as an advisory, non-binding vote, the compensation of the Company's named executive officers (Proposal No. 4), the proposal to ratify, as an advisory, non-binding vote, the appointment of Dixon Hughes Goodman LLP, Certified Public Accountants, as independent registered public accounting firm for the Company for the fiscal year ending December 31,2014 (Proposal No. 5), and the proposal to grant the Chairman of the Annual Meeting the authority to adjourn or postpone the Annual Meeting, if necessary, in order to solicit additional proxies in the event that there are not sufficient affirmative votes present at the Annual Meeting to adopt the amendment to the Company's Articles of Incorporation to change the name of the Company from First Financial Holdings, Inc. to South State Corporation (Proposal No. 6), require that the number of shares of Common Stock voted in favor of the matter exceed the number of shares of Common Stock voted against the matter, provided a quorum has been established. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

        Brokers are generally permitted by their regulatory authorities to vote shares held by them for their customers on matters considered by the regulatory authorities to be routine, even if the brokers have not received voting instructions from their customers. If the regulatory authorities do not consider a matter routine, then a broker is generally prohibited from voting a customer's shares on the matter unless the customer has given voting instructions on that matter to the broker. Because Proposal No. 1 to elect directors, Proposal No. 2 to approve an amendment to the Company's Articles of Incorporation to change the name of the Company, Proposal No. 3 to ratify, as an advisory, non-binding vote, the exclusive forum selection provision in the Company's bylaws, Proposal No. 4 to approve, as an advisory, non-binding vote, the compensation of the Company's named executive officer, and Proposal No. 6 to grant the Chairman of the Annual Meeting the authority to adjourn or postpone the Annual Meeting, if necessary, in order to solicit additional proxies in the event that there are not sufficient affirmative votes present at the Annual Meeting to adopt the amendment to the Company's Articles of Incorporation to change the name of the Company from First Financial Holdings, Inc. to South State Corporation, are not considered to be routine matters, it is important that you provide instructions to your bank or broker if your shares are held in street name so that your vote with respect to these matters is counted. Banks and brokers holding shares for their customers will not have the ability to cast votes with respect to these matters unless they have received instructions from their customers. Your bank or broker will not vote on these non-routine matters if you do not give voting instructions with respect to these matters.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 22, 2014

        This Proxy Statement and the Company's 2013 Annual Report to Shareholders (which includes its 2013 Annual Report on Form 10-K) are available at http://www.envisionreports.com/SCBT.

 ACTIONS TO BE TAKEN BY THE PROXIES

        Each proxy, unless the shareholder otherwise specifies therein, will be voted according to the recommendations of the Board of Directors as follows:

Proposal One:	FOR the election of the persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors; and
Proposal Two:	FOR the approval of amendment to the Company's Articles of Incorporation to change the name of the Company from First Financial Holdings, Inc. to South State Corporation; and
Proposal Three:	FOR the ratification of the exclusive forum selection provision in the Company's bylaws; and
Proposal Four:
FOR the approval of the compensation of the Company's named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement; and
Proposal Five:	FOR the ratification of the appointment of Dixon Hughes Goodman LLP as independent registered public accounting firm for the fiscal year ending December 31, 2014; and
Proposal Six:
FOR the Chairman of the Annual Meeting the authority to adjourn or postpone the Annual Meeting, if necessary, in order to solicit additional proxies in the event that there are not sufficient affirmative votes present at the Annual Meeting to adopt the amendment to the Company's Articles of Incorporation to change the name of the Company from First Financial Holdings, Inc. to South State Corporation.

        In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with his or her specifications. As to any other matter of business that may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the best judgment of the persons voting the same. However, the Board of Directors does not know of any such other business.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

        Any shareholder of the Company desiring to include a proposal in the Company's 2015 proxy materials for action at the 2015 Annual Meeting of Shareholders must deliver the proposal to the executive offices of the Company no later than November 21, 2014 if such proposal is to be considered for inclusion in the 2015 proxy materials. Only proper proposals that are timely received will be included in the Company's 2015 Proxy Statement and Proxy. In addition, a shareholder who desires to nominate a person for election to the Board of Directors of the Company or to make any other proposal for consideration by shareholders at a shareholders' meeting must deliver notice of such proposed action to the secretary of the Company no less than 45 days before such meeting. For a nominee for director, such notice should be addressed to the Governance Committee of the Company at P.O. Box 1030, Columbia, South Carolina 29202. The recommendation must set forth the name and address of the shareholder or shareholder group making the nomination; the name of the nominee; his or her address; the number of shares of Company stock owned by the nominee; any arrangements or understandings regarding nomination; the five-year business experience of the recommended candidate; legal proceedings within the last five years involving the candidate; a description of transactions between the candidate and the Company valued in excess of $120,000 and other types of business relationships with the Company; a description of any relationships or agreements between the recommending shareholder or group and the candidate regarding nomination; a description of known relationships between the candidate and the Company's competitors, customers, business partners or other persons who have a business relationship with the Company; and a statement of the recommended candidate's qualifications for Board membership. For any other shareholder proposal, such notice must set forth the name and address of the shareholder making the proposal and the text of the resolution to be voted on.

        The Company does not have a formal process by which shareholders may communicate with the Board of Directors. Historically, however, the chairman of the Board or the Governance Committee has undertaken responsibility for responding to questions and concerns expressed by shareholders. In the view of the Board of Directors, this approach has been sufficient to ensure that questions and concerns raised by shareholders are adequately addressed. Any shareholder desiring to communicate with the Board may do so by writing to the Secretary of the Company at P.O. Box 1030, Columbia, South Carolina 29202.

BENEFICIAL OWNERSHIP OF CERTAIN PARTIES

        The following table sets forth the number and percentage of outstanding shares that exceed 5% beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) by any single person or group, as known by the Company:

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Shares Outstanding
Common Stock	BlackRock, Inc.	1,423,482	(1)	5.9%
	40 East 52nd Street, New York, NY 10022
Common Stock	The Vanguard Group	1,258,911	(2)	5.2%
	100 Vanguard Boulevard, Malvern, PA 19355
Common Stock	Lord, Abbett & Co. LLC	1,217,313	(3)	5.1%
	90 Hudson Street, Jersey City, NJ 07302

(1)
Beneficial ownership of BlackRock, Inc. is based on its Schedule 13G filed with the U.S. Securities and Exchange Commission ("SEC") on January 29, 2014. BlackRock, Inc. reported that it has sole power to vote or to direct the vote of 1,335,016 shares of Common Stock and sole power to dispose or direct the disposition of 1,423,482 shares of Common Stock.

(2)
Beneficial ownership of The Vanguard Group is based on its Schedule 13G filed with the SEC on February 12, 2014. The Vanguard Group reported that it has sole power to vote or to direct the vote of 36,601 shares of Common Stock, shared power to dispose or direct the disposition of 34,478 shares of Common Stock, and sole power to dispose or direct the disposition of 1,224,443 shares of Common Stock.

(3)
Beneficial ownership of Lord, Abbett & Co. LLC is based on its Schedule 13G filed with the SEC on February 14, 2014. Lord, Abbett & Co. LLC reported that it has sole power to vote or to direct the vote of 1,160,228 shares of Common Stock and sole power to dispose or direct the disposition of 1,217,313 shares of Common Stock.

 BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth, as of February 26, 2014, the number and percentage of outstanding shares of Common Stock beneficially owned by (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Shares Beneficially Owned (1)	Common Shares Subject to a Right to Acquire (2)	Percent of Shares Outstanding
Jimmy E. Addison(6)	9,102	500	0.0%
Luther J. Battiste, III(6)	6,887	1,550	0.0%
Paula Harper Bethea	10,912	—	0.0%
Renee R. Brooks(4)(6)	11,444	—	0.0%
Joseph E. Burns(4)(5)(6)	42,815	20,996	0.3%
Robert H. Demere, Jr.(3)(5)(6)	87,061	—	0.4%
M. Oswald Fogle(6)	33,882	1,550	0.1%
Herbert G. Gray(6)(7)	10,575	—	0.0%
Cynthia A. Hartley(6)	4,805	—	0.0%
R. Wayne Hall	7,337	—	0.0%
Robert R. Hill, Jr.(3)(4)(6)	104,449	51,937	0.6%
Robert R. Horger(3)(4)(6)	65,949	29,518	0.4%
Thomas J. Johnson	18,814	—	0.1%
Ralph W. Norman, Jr.(6)	15,736	500	0.1%
Alton C. Phillips(6)	22,894	—	0.1%
John C. Pollok(3)(4)(6)	66,840	31,490	0.4%
James W. Roquemore(3)(5)(6)	40,145	1,550	0.2%
Richard W. Salmons, Jr.	1,575	—	0.0%
B. Ed Shelley, Jr.	6,630	—	0.0%
Thomas E. Suggs(6)	12,021	1,550	0.1%
Kevin P. Walker(6)	8,911	—	0.0%
John W. Williamson, III(6)	78,807	1,550	0.3%
John F. Windley(4)(6)	25,600	20,931	0.2%
All directors and executive officers as a group (23 persons)(4)(6)	729,188	174,390	3.7%

(1)
As reported to the Company by the directors, nominees and executive officers.

(2)
Based on the number of shares of Common Stock acquirable by directors and executive officers through vested stock options within 60 days of the Record Date of February 26, 2014.

(3)
Excludes shares of Common Stock owned by or for the benefit of family members of the following directors and executive officers, each of whom disclaims beneficial ownership of such shares: Mr. Hill, 802 shares, Mr. Pollok, 667 shares, Mr. Horger, 377 shares, Mr. Demere, 1,325 shares and Mr. Roquemore, 5,487 shares; and all directors and executive officers as a group, 8,658 shares.

(4)
Includes shares of Common Stock held as of December 31, 2013 by the Company under the Company's 401(K) Employee Savings Plan, as follows: Mrs. Brooks, 2,901 shares; Mr. Burns, 4,039 shares; Mr. Hill, 10,630 shares; Mr. Horger, 1,760shares; Mr. Pollok, 6,607 shares; Mr. Windley, 2,248 shares; and all directors and executive officers as a group, 33,360 shares.

(5)
For Mr. Demere, includes 52,257 shares of Common Stock owned by Colonial Group, Inc., of which Mr. Demere is President and Chief Executive Officer. For Mr. Roquemore, includes 9,426 shares owned by Patten Seed Company, of which Mr. Roquemore is a 29% owner and management affiliate. For Mr. Burns, includes 2,137 shares owned by J.E. Burns Holdings, Inc., of which Mr. Burns is an 86% owner and has the ability to direct the voting and disposition of the shares.

(6)
Includes unvested shares of restricted stock, as to which the executive officers and directors have full voting privileges. The shares are as follows: Mrs. Brooks, 7,418 shares; Mr. Burns, 19,331 shares; Mr. Hill, 48,039 shares; Mr. Horger, 5,886 shares; Mr. Pollok, 36,362 shares; Mr. Windley, 11,713 shares; and all directors and executive officers as a group, 136,130 shares.

(7)
Mr. Gray owns 25% of the membership interest of a limited liability company that owns 58,499 shares of Common Stock. Mr. Gray is not the manager of the limited liability company. A majority vote of the membership interests of the limited liability company is required for the members to direct the voting or disposing of the shares of Common Stock held by the limited liability company. Accordingly, Mr. Gray disclaims beneficial ownership of the shares of Common Stock held by the limited liability company and such shares are not included in the shares of Common Stock beneficially owned by Mr. Gray.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

        The Articles of Incorporation of the Company provide for a maximum of twenty directors; to be divided into three classes with each director serving a three-year term, with the classes as equal in number as possible. The Board of Directors has currently established the number of directors at twenty.

        PROPOSAL 1: Robert R. Hill, Jr., Luther J. Battiste, III, Ralph W. Norman, Jr., and Alton C. Phillips all of whom currently are directors of the Company and whose terms expire at the Annual Meeting, have been nominated by the Board of Directors for re-election by the shareholders. If re-elected, Messrs. Hill, Battiste, Norman, and Phillips will serve as directors of the Company for a three-year term, expiring at the 2017 Annual Meeting of Shareholders of the Company.

        Paula Harper Bethea and Thomas J. Johnson were appointed to the Board of Directors effective July 26, 2013. Under South Carolina law, Mrs. Bethea and Mr. Johnson's terms expire at the Annual Meeting, and we ask that you re-elect Mrs. Bethea and Mr. Johnson to our Board of Directors. If re-elected, Mrs. Bethea and Mr. Johnson will serve as directors of the Company for a three-year term, expiring at the 2017 Annual Shareholders Meeting of the Company.

        Richard W. Salmons, Jr. and B. Ed Shelley, Jr. were appointed to the Board of Directors effective July 26, 2013. Under South Carolina law, Messrs. Salmons and Shelley's terms expire at the Annual Meeting, and we ask that you re-elect Messrs. Salmons and Shelley to our Board of Directors. If re-elected, Messrs. Salmons and Shelley will serve as directors of the Company for a two-year term, expiring at the 2016 Annual Shareholders Meeting of the Company.

        R. Wayne Hall was appointed to the Board of Directors effective July 26, 2013. Under South Carolina law, Mr. Hall's term expires at the Annual Meeting, and we ask that you re-elect Mr. Hall to our Board of Directors. If re-elected, Mr. Hall will serve as a director of the Company for a one-year term, expiring at the 2015 Annual Shareholders Meeting of the Company.

        The Board of Directors unanimously recommends that shareholders vote "FOR" these nominees.

        The table below sets forth for each director's name, age, when first elected and current term expiration, business experience for at least the past five years, and the qualifications that led to the conclusion that the individual should serve as a director.

Name	Age	First Elected Director	Current Term Expires	Nominee for New Term	Business Experience for the Past Five Years and Director Qualifications
Robert R. Horger Chairman FFH Employee	63	1991	2016		Chairman of the Company and its wholly-owned banking subsidiary, SCBT (sometimes also referred to herein as the "Bank"), since 1998. He also has served as Vice Chairman of the Company and SCBT, from 1994 to 1998. Mr. Horger has been an attorney with Horger, Barnwell and Reid in Orangeburg, South Carolina, since 1975. During his tenure as Chairman, Mr. Horger has developed knowledge of the Company's business, history, organization, and executive management which, together with his personal understanding of many of the markets that we serve, has enhanced his ability to lead the board through the current challenging economic climate. Mr. Horger's legal training and experience enhance his ability to understand the Company's regulatory framework.
Robert R. Hill, Jr. Chief Executive Officer FFH Employee	47	1996	2014	•	Chief Executive Officer of the Company since July 26, 2013. Prior to that time, Mr. Hill served as President and Chief Executive Officer of the Company from November 6, 2004 to July 26, 2013. Prior to that time, Mr. Hill served as President and Chief Operating Officer of SCBT, from 1999 to November 6, 2004. Mr. Hill joined the Company in 1995. He was appointed to serve on the Federal Reserve Board of Directors in December 2010. Mr. Hill brings to the board an intimate understanding of the Company's business and organization, as well as substantial leadership ability, banking industry expertise, and management experience.
John C. Pollok Chief Financial Officer & Chief Operating Officer FFH Employee	48	2012	2015		Chief Financial Officer and Chief Operating Officer of the Company since March 21, 2012. Mr. Pollok previously served as the Chief Operating Officer of the Company and SCBT from January 4, 2010 until March 21, 2012. Prior to that time, Mr. Pollok served as the Chief Financial Officer and Chief Operating Officer of SCBT Financial Corporation and SCBT from February 15, 2007 until January 3, 2010. Mr. Pollok brings to the board an overall institutional knowledge of the Company's business, banking industry, and leadership experience.

Name	Age	First Elected Director	Current Term Expires	Nominee for New Term	Business Experience for the Past Five Years and Director Qualifications
R. Wayne Hall President FFH Employee	63	2013	2014	•	President of the Company since July 26, 2013. Prior to that time, Mr. R. Wayne Hall was the President and Chief Executive Officer of the former First Financial Holdings, Inc. of Charleston, South Carolina ("FFCH") and its subsidiary First Federal Bank "First Federal" since May 2010 and also served as Principal Accounting Officer, Chief Financial Officer and Chief Operating Officer in the time period from May 2007 to May 2010 to July 26, 2013. Mr. Hall has over 35 years of audit and financial institution experience, having served in several senior financial positions. Mr. Hall brings to the Board of Directors significant knowledge of the Company's business and banking industry, and valuable leadership experience.
Jimmy E. Addison	53	2007	2016		Chief Financial Officer of SCANA Corporation, the holding company of South Carolina Electric and Gas Company and other utility-related concerns, since 2006. He also serves as president of the board for the Business Partnership Foundation of the Moore School of Business at the University of South Carolina and the boards of South Carolina Future Minds and the South Carolina State Chamber of Commerce. Mr. Addison is also a licensed CPA and previously worked for an international accounting firm. His leadership experience, knowledge of financial reporting requirements of public companies, and business and personal ties to many of SCBT's market areas enhance his ability to contribute as a director.
Luther J. Battiste, III	64	2001	2014	•	Managing shareholder of the firm Johnson, Toal and Battiste, P.A., Columbia, South Carolina and Orangeburg, South Carolina, since 2007, and an attorney with the firm since 1974. Mr. Battiste also holds leadership positions in a number of local, state, and national legal organizations, serves on the boards of several non-profit institutions, and has previously served as a local government official in one the Company's largest market areas. Mr. Battiste's extensive legal career, experience as a government official, and non-profit service give him a unique perspective on certain business, legal, and regulatory matters.

Name	Age	First Elected Director	Current Term Expires	Nominee for New Term	Business Experience for the Past Five Years and Director Qualifications
Paula Harper Bethea Vice Chairman	58	2013	2014	•	Vice Chairman of the Company and SCBT, since 2013. Mrs. Bethea was one of nine South Carolinians chosen in 2001 to establish the South Carolina Education Lottery, and has served as its Executive Director. Prior to this position, Mrs. Bethea was with the McNair Law Firm from 2006 to 2009 where she served as Director of External Relations. Mrs. Bethea served on the board of directors of FFCH from 1996 until FFCH merged with the Company in 2013.Her business and personal experience in certain of the communities that the Bank serves provides her with an appreciation of markets that we serve, and her leadership experiences provide her with insights regarding organizational behavior and management.
Robert H. Demere, Jr.	65	2012	2016		President, Chief Executive Officer and director of Colonial Group, Inc., a petroleum marketing company located in Savannah, Georgia. Mr. Demere has been employed by Colonial Group, Inc. since 1974. As President of Colonial Group, Inc., Mr. Demere has attained valuable experience in raising equity in the capital markets. Prior to working for Colonial, Mr. Demere worked as a stockbroker for Robinson-Humphrey Company. Mr. Demere served on the board of directors of Savannah Bancorp Inc. from 1989 until its acquisition by the Company in 2012. His business and personal experience in certain of the communities that the Bank serves also provides him with an appreciation of and useful insight regarding certain markets that we serve.
M. Oswald Fogle	69	2001	2015		An Industrial Consultant since 2011. Mr. Fogle serves as plant manager of Roseburg Forest Products Co. manufacturing facility in Orangeburg, South Carolina, a company engaged in the lamination of boards and general warehousing, since 2007. Prior to that time, Mr. Fogle served as President and Chief Executive Officer of Decolam, Inc. from 1987 to 2007. As a result of his leadership experience, Mr. Fogle brings to the board useful knowledge of management, marketing, operations, and human resource issues. His business and personal experience in the communities that the Bank serves provides him with a useful appreciation of markets that we serve.

Name	Age	First Elected Director	Current Term Expires	Nominee for New Term	Business Experience for the Past Five Years and Director Qualifications
Herbert G. Gray	49	2009	2015		President and Chief Executive Officer of Grayco, a Beaufort-based company that primarily supplies building material and hardware for Beaufort and Jasper counties in South Carolina, since 2000. As the chief executive officer of a company, Mr. Gray has experience with management, marketing, operations, and human resource matters. His business and personal experience in certain of the communities that the Bank serves also provides him with an appreciation of markets that we serve. Moreover, his background and experience in the Beaufort market is useful to the board as the Bank continues to develop its business in the lowcountry of South Carolina.
Cynthia A. Hartley	65	2011	2015
					Cynthia A. Hartley retired in 2011 as Senior Vice President of Human Resources with Sonoco Products Company in Hartsville, SC. Mrs. Hartley serves as vice chair of the Board of Trustees for Coker College in Hartsville, SC. Mrs. Hartley was first elected to the SCBT Financial Corporation Board in May of 2011. Her leadership experience, knowledge of human resource matters, and business and personal ties to many of the Bank's market areas enhance her ability to contribute as a director.
Thomas J. Johnson	62	2013	2014	•
					Thomas J. Johnson is President, Chief Executive Officer, and Owner of F&J Associates, a company that owns and operates automobile dealerships in the southeastern United States and the U.S. Virgin Islands. He serves on the Board of Directors of the South Carolina Automobile Dealers Association, the Board of Visitors of the Coastal Carolina University School of Business and the South Carolina Business Resources Board. Mr. Johnson served on the board of directors of FFCH from 1998 until FFCH merged with the Company in 2013. Mr. Johnson's extensive business experience and knowledge of markets that we serve enhance his ability to contribute as a director.

Name	Age	First Elected Director	Current Term Expires	Nominee for New Term	Business Experience for the Past Five Years and Director Qualifications
Ralph W. Norman, Jr.	60	1996	2014	•	President of Warren Norman Co., Inc., a real estate development firm, since 1990. Mr. Norman is also a member of the South Carolina House of Representatives. As the president of a company and an elected official, Mr. Norman has experience with strategic planning, management, marketing, operations, and human resource matters. His business, political, and personal experiences provide him with political insights and a useful appreciation of markets that we serve.
Alton C. Phillips	50	2007	2014	•
					President of Carolina Eastern, Inc., a Charleston-based company that markets and distributes fertilizers, chemicals, and seed, since 1988. As the president of a company, Mr. Phillips has experience with strategic planning, management, marketing, operations, and human resource matters. His business and personal experience in certain of the communities that the Bank serves also provides him with an appreciation of markets that we serve.
James W. Roquemore	59	1994	2016
					Chief Executive Officer of Patten Seed Company, Inc. of Lakeland, Georgia, and General Manager of Super-Sod/Carolina, a company that produces and markets turf, grass, sod and seed, since 1997. As the chief executive officer of a company, Mr. Roquemore has experience with management, marketing, operations, and human resource matters. His business and personal experience in certain of the communities that the Bank serves also provides him with an appreciation of markets that we serve. Moreover, during his tenure as a director he has developed knowledge of the Company's business, history, organization, and executive management which, together with the relationships that he has developed, enhance his leadership and consensus-building ability.

Name	Age	First Elected Director	Current Term Expires	Nominee for New Term	Business Experience for the Past Five Years and Director Qualifications
Richard W. Salmons, Jr.	55	2013	2014	•	Mr. Salmons is President and CEO of Salmons Dredging Corporation, a marine construction company which also provides commercial diving and marine services in the southeastern United States. A native of Charleston, Mr. Salmons is a graduate of Washington and Lee University. Mr. Salmons is active in community affairs, where he has served as President of the Board of Trustees of the Historic Charleston Foundation, Chairman of the Board of the Charleston Orphan House, Inc., Board of Directors of the Bank of Charleston, Commissioners of Pilotage Port of Charleston, Trustees of St. James School, Senior Warden of St. Michael's Church. Mr. Salmons currently serves on the Board of Directors and as Past President of the Maritime Association of South Carolina, and Board of Trustees of the Lowcountry Open Land Trust. Mr. Salmons served on the board of directors of FFCH from 2011 and First Federal from 2001 until FFCH merged with the Company in 2013. Mr. Salmons' experience as a CEO, his extensive involvement in certain markets the Company serves, and his knowledge of FFCH' historical business enhance his ability to contribute as a director.
B. Ed Shelley, Jr.	60	2013	2014	•
					B. Ed Shelley, Jr. served as a director of -FFCH from 2001 until FFCH merged with the Company in 2013. Mr. Shelley has also served as President of Carolina Radiology, LLC for 18 years. He previously served on the board of directors of United Way. He is currently Chairman of the Board of 836 Ministry. Mr. Shelley's experience as President and as a Chairman of organizations, and his service in certain markets that the Company serves, provide him with knowledge to contribute as a director.

Name	Age	First Elected Director	Current Term Expires	Nominee for New Term	Business Experience for the Past Five Years and Director Qualifications
Thomas E. Suggs	64	2001	2015		President and Chief Executive Officer of Keenan & Suggs, Inc., an insurance brokerage and consulting firm. Mr. Suggs has over 18 years of experience in the insurance industry and 29 years of banking experience. As the chief executive officer of a company, Mr. Suggs has experience with management, marketing, operations, and human resource matters, and his experience with the banking industry also provides him with certain insights. His business and personal experience in certain of the communities that the Bank serves also provides him with an appreciation of markets that we serve.
Kevin P. Walker	63	2010	2015
					Kevin P. Walker, CPA/ABV, CFE, is a founding partner of GreerWalker LLP in Charlotte, North Carolina. GreerWalker LLP is the largest certified public accounting firm founded and headquartered in Charlotte and currently employs approximately 100 people. Mr. Walker is also a member of the American Institute of Certified Public Accountants, the North Carolina Association of Certified Public Accountants, the Financial Consulting Group, the Association of Certified Fraud Examiners, and the American Arbitration Association Panel of Arbitrators. Mr. Walker was first elected to the SCBT Financial Corporation Board in October 2010. Mr. Walker's leadership experience, accounting knowledge and business and personal experience in certain of the Company's markets enhance his ability to contribute as a director.
John W. Williamson, III	64	2001	2016
					President of J.W. Williamson Ginnery, Inc., which is a partner in Carolina Eastern-Williamson Lynchburg Grain Company, since 1971. Also serves as Chairman of the Jackson Companies, which operate a camping resort, golf community, and commercial development group in Myrtle Beach, South Carolina. As the president of a company, Mr. Williamson has experience with management, marketing, operations, and human resource matters, and his real estate development experience also provides him with certain insights. His business and personal experience in certain of the communities that the Bank serves also provides him with an appreciation of markets that we serve.

 FAMILY RELATIONSHIPS

        There are no family relationships among any of the directors and executive officers of the Company.

THE BOARD OF DIRECTORS AND COMMITTEES

        During 2013 the Board of Directors of the Company held seven meetings. All directors attended at least 85% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which he or she served as a director, and (b) the total number of meetings held by all committees of the Board of Directors of the Company on which he or she served.

        There is no formal policy regarding attendance at annual shareholder meetings; however, such attendance has always been strongly encouraged. All of the directors attended the 2013 Annual Shareholders Meeting.

        The Board of Directors has adopted a Code of Ethics that is applicable to, among other persons, the Company's chief executive officer, chief financial officer, principal accounting officer and all managers reporting to these individuals who are responsible for accounting and financial reporting. The Code of Ethics is located on the Company's website at www.scbtonline.com under Investor Relations. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our website promptly as practicable, as and to the extent required under NASDAQ Stock Market listing standards and applicable SEC rules.

        The Board of Directors of the Company maintains executive, audit, compensation, governance, risk, and wealth management and trust committees. The composition and frequency of meetings for these committees during 2013 were as follows:

Committees of the Board of Directors
Name	Independent Under NASDAQ Requirements	Executive (8 meetings)	Audit (10 meetings)	Compensation (7 meetings)	Governance (4 meetings)	Risk (6)	Wealth Management and Trust (4 meetings)
Robert R. Horger	No	• Chair

Robert R. Hill, Jr.	No	•

John C. Pollok	No

R. Wayne Hall (1)	No

Jimmy E. Addison	Yes	•			• Chair

Luther J. Battiste, III	Yes		•				•

Paula Harper Bethea (1)	Yes	•		•

Robert H. Demere Jr. (3)	Yes		•			•

M. Oswald Fogle (4)	Yes			•		• Chair

Herbert G. Gray (3)	Yes		•			•

Cynthia A. Hartley	Yes			• Chair	•

Thomas J. Johnson (1)	Yes				•		•

Harry M. Mims, Jr. (2)	Yes

Ralph W. Norman, Jr.	Yes		•		•

Alton C. Phillips	Yes		•	•

James W. Roquemore	Yes	•		•

Richard W. Salmons, Jr. (1)	Yes		•			•

B. Ed Shelley, Jr. (1)	Yes			•			•

Thomas E. Suggs	Yes	•					•

Kevin P. Walker (5)	Yes		• Chair			•

John W. Williamson, III	Yes	•					• Chair

(1)
These directors joined the Board of Directors in July 2013 as a result of the merger between the Company and FFCH.

(2)
This Director resigned from the Board of Directors in July 2013.

(3)
These directors no longer serve on the Wealth Management and Trust Committee. These directors joined the Risk Committee as of July 2013 during its organizational period. The Risk Committee began formal meetings in January 2014.

(4)
This director no longer serves on the Audit Committee. This director became Chair of the Risk Committee in July of 2013 during its organizational period and began serving as its chair upon its first formal meeting in January 2014.

(5)
This director no longer serves on the Governance Committee and became Chair of the Audit Committee in May of 2013 and joined the Risk Committee during its organizational period beginning in July 2013.

(6)
The Risk Committee was organized during the latter half of 2013 and began holding formal meetings as of January 2014.

Note:    All directors other than Robert R. Horger, Robert R. Hill, Jr., John C. Pollok, and R. Wayne Hall meet the independence requirements of The NASDAQ Stock Market. Therefore, under these requirements, a majority of the members of the Company's Board of Directors is independent.

        The functions of these committees are as follows:

        Executive Committee—The Board of Directors of the Company may, by resolution adopted by a majority of its members, delegate to the executive committee the power, with certain exceptions, to exercise the authority of the Board of Directors in the management of the affairs and property of the Company. The Executive Committee has the authority to recommend and approve new policies and to review and approve present policies or policy updates and changes.

        Audit Committee—The Board of Directors has determined that all members of the Audit Committee are independent directors under the independence requirements of The NASDAQ Stock Market. The Board of Directors has also determined that Kevin P. Walker is an "Audit Committee financial expert" for purposes of the rules and regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002. The primary function of the Audit Committee is to assist the Board of Directors of the Company in overseeing (i) the Company's accounting and financial reporting processes generally, (ii) the audits of the Company's financial statements and (iii) the Company's systems of internal controls regarding finance and accounting. In such role, the Audit Committee reviews the qualifications, performance, effectiveness and independence of the Company's independent accountants and has the authority to appoint, evaluate and, where appropriate, replace the Company's independent accountants. The Audit Committee also oversees the Company's internal audit department and consults with management regarding the internal audit process and the effectiveness and reliability of the Company's internal accounting controls. The Board of Directors has adopted a charter for the Audit Committee, a copy of which is located on the Company's website at www.scbtonline.com under Investor Relations.

        Compensation Committee—The Board of Directors has determined that all members of the Compensation Committee are independent directors under the independence requirements of The NASDAQ Stock Market applicable to directors who do not serve on the Audit Committee. The Compensation Committee, among other functions, has overall responsibility for evaluating, and approving or recommending to the Board for approval, the director and officer compensation plans, policies and programs of the Company. The full Board of Directors is then responsible for approving or disapproving compensation paid to the CEO and each of the other executive officers of the Company. The committee, which currently consists of five independent directors, is required to be made up of no fewer than three independent directors who are recommended by the Chairman of the Board of Directors and approved by the Board. The Compensation Committee's processes and procedures for considering and determining executive compensation are described below under "Compensation Discussion and Analysis." The Compensation Committee charter can be found on the Company's website at www.scbtonline.com under Investor Relations.

        Governance Committee—The Board of Directors has determined that all members of the Governance Committee are independent directors under the independence requirements of The NASDAQ Stock Market applicable to directors who do not serve on the Audit Committee. The Governance Committee identifies and recommends individuals qualified to become Board members, reviews the corporate governance practices employed by the Company and recommends changes thereto, and assists the Board in its periodic review of the Board's performance. The Governance Committee charter can be found on the Company's website at www.scbtonline.com under Investor Relations.

        The Governance Committee acts as the nominating committee for the purpose of recommending to the Board of Directors nominees for election to the Board. The Governance Committee has not established any specific, minimum qualifications that must be met for a person to be nominated to serve as a director, and the Governance Committee has not identified any specific qualities or skills that it believes are necessary to be nominated as a director. The Governance Committee charter provides that potential candidates for the Board are to be reviewed by the Governance Committee and that candidates are selected based on a number of criteria, including a proposed nominee's independence, age, skills, occupation, diversity, experience and any other factors beneficial to the Company in the context of the needs of the Board. The Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, Governance Committee members consider and discuss diversity, among other factors, with a view toward the needs of the Board of Directors as a whole. The Governance Committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to Board heterogeneity when identifying and recommending director nominees. The Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Committee's goal of creating a Board of Directors that best serves the needs of the Company and the interest of its shareholders.

        The Governance Committee has performed a review of the experience, qualifications, attributes and skills of the Board's current membership, including the director nominees for election to the Board of Directors and the other members of the Board, and believes that the current members of the Board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

  •
  successful business or professional experience;

  •
  various areas of expertise or experience, which are desirable to the Company's current business, such as general management, planning, legal, marketing, technology, banking and financial services;

  •
  personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal reputation;

  •
  residence in the Bank's service area;

  •
  willingness and ability to commit the necessary time to fully discharge the responsibilities of Board membership to the affairs of the Company;

  •
  leadership and consensus building skills; and

  •
  commitment to the success of the Company.

        Each individual director has qualifications and skills that the Governance Committee believes, together as a whole, create a strong, well-balanced Board. The experiences and qualifications of our directors are found in the table on pages 8-14.

        The Governance Committee will consider director nominees identified by its members, other directors, officers and employees of the Company and other persons, including shareholders of the Company. The Governance Committee will consider nominees for director recommended by a shareholder if the shareholder provides the committee with the information described in Paragraph 7 under the caption "Committee Authority and Responsibilities" of the Governance Committee's charter.

        The required information regarding a director nominee is also discussed in general terms within the first paragraph of the "Shareholder Proposals and Communications" section on page 4 of this proxy statement.

        Wealth Management and Trust Committee—The primary purpose of the wealth management and trust committee is to monitor and oversee the wealth management and fiduciary activities of the

Company's subsidiary bank, including the business, products, services, operations and financial performance and results of such activities.

        Risk Committee—The Risk Committee of the Board of Directors of the Company was organized during the latter half of 2013 and began holding formal meetings as of January 1, 2014. The Risk Committee provides assistance to the Board of Directors in fulfilling its responsibility to the Company and its shareholders by striving to identify, assess, and monitor key business risks that may impact the Company's operations and results.

        While the Risk Committee oversees and reviews the Company's risk functions to monitor key business risks, management is ultimately responsible for designing, implementing, and maintaining an effective risk management program to identify, plan for, and respond to the Company's material risks. The Risk Committee charter acknowledges that the Audit Committee of the Board is primarily responsible for certain risks, including accounting and financial reporting. Although the Risk Committee does not have primary responsibility for the risks which are subject to the jurisdiction of the Audit Committee, it is anticipated that on occasion certain results from audit functions will be reviewed by the Risk Committee.

        Duties and responsibilities of the Risk Committee include, but not limited to, the following:

  •
  Assist in maintaining a risk culture which promotes open discussion and proactive management of risk;

  •
  Approve the Company's risk management framework;

  •
  Review and recommend to the Board the Company's overall risk tolerance and risk appetite presented by the Management Risk Committee; and

  •
  Review, discuss, and inventory the Company's major risk exposures.

        Code of Ethics—The Board of Directors of the Company and the Board of Directors of the Company's subsidiary bank have adopted a Code of Ethics to provide ethical guidelines for the activities of agents, attorneys, directors, officers, and employees of the Company and its subsidiaries. The Code of Ethics will promote, train, and encourage adherence in business and personal affairs to a high ethical standard and will also help to maintain the Company as an institution that serves the public with honesty, integrity and fair-dealing. The Code of Ethics is designed to comply with the Sarbanes-Oxley Act of 2002, and certain other laws that provide guidelines in connection with possible breaches of fiduciary duty, dishonest efforts to undermine financial institution transactions and the intent to corrupt or reward a Company employee or other Company representative. A copy of the Code of Ethics can be found on the Company's website at www.scbtonline.com under Investor Relations.

        Board of Directors' Corporate Governance Guidelines—The Board of Directors of the Company and the Board of Directors of the Company's subsidiary bank have each adopted certain guidelines governing the qualifications, conduct and operation of the Board. Among other things, these guidelines outline the duties and responsibilities of each director, and establish certain minimum requirements for director training. Each director is required to read, review and sign the corporate governance guidelines on an annual basis. A copy of these guidelines can be found on the Company's website at www.scbtonline.com under Investor Relations.

Board Leadership Structure and Role in Risk Oversight

        We are focused on the Company's corporate governance practices and value independent Board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that, except for four directors

(our Chief Executive Officer, our Chief Financial Officer and Chief Operating Officer, our President, and our Chairman of the Board) all of our directors are independent. In addition, all of the members of our Board's Audit, Compensation, Risk, and Governance Committees are deemed independent based on a Board evaluation.

        See the discussion entitled Certain Relationships and Related Transactions on page 63 for additional information concerning Board independence.

        Our Board believes that it is preferable for Mr. Horger to serve as Chairman of the Board because of his strong institutional knowledge of the Company's business, history, industry, markets, organization and executive management gained in his nearly 20 years of experience in a leadership position on the Board. We believe it is the Chief Executive Officer's responsibility to manage the Company and the Chairman's responsibility to guide the Board as the Board provides leadership to our executive management. As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of Chairman and Chief Executive Officer. Traditionally, the Company has maintained the separateness of the roles of the Chairman and the Chief Executive Officer. In making its decision to continue to have a separate individual as Chairman, the Board considered the time and attention that Mr. Hill is required to devote to managing the day-to-day operations of the Company. We believe that this Board leadership structure is appropriate in maximizing the effectiveness of Board oversight and in providing perspective to our business that is independent from executive management.

        The Board of Directors oversees risk through the various Board standing committees, principally the Risk Committee and the Audit Committee, which report directly to the Board. The Risk Committee seeks to identify, assess, and monitor key business risks that may impact the Company's operations and results. Our Audit Committee is primarily responsible for overseeing the Company's accounting and financial reporting risk management processes on behalf of the full Board of Directors. The Audit Committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding the Company's assessment of risks and the adequacy and effectiveness of internal control systems, and also reviews credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). Our Chief Risk Officer, Chief Financial Officer, and Chief Credit Officer meet with the Audit Committee on a quarterly basis in executive sessions to discuss any potential risks or control issues involving management.

        Each of the Board's standing committees, as described above, is involved to varying extents in the following:

  •
  determining risk appetites, policies and limits

  •
  monitoring and assessing exposures, trends and the effectiveness of risk management;

  •
  reporting to the Board of Directors; and

  •
  promoting a sound risk management culture.

        The full Board of Directors focuses on the risks that it believes to be the most significant facing the Company and the Company's general risk management strategy. The full Board of Directors also seeks to ensure that risks undertaken by the Company are consistent with the Board of Directors' approved risk management strategies. While the Board of Directors oversees the Company's risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

        We recognize that different Board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis in an effort to ensure that they continue to meet the Company's needs.

PROPOSAL NO. 2:
AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO
CHANGE THE NAME OF THE COMPANY FROM FIRST FINANCIAL HOLDINGS, INC. TO
SOUTH STATE CORPORATION

        The Company's wholly owned subsidiary, SCBT currently operates in South Carolina, North Carolina and Georgia under the following brands: First Federal, North Carolina Bank and Trust (NCBT), Community Bank & Trust (CBT), The Savannah Bank, and South Carolina Bank and Trust (SCBT). Many of these brand names are legacies of organizations that we have acquired as we have expanded and transformed into a regional bank. The Company's current name, First Financial Holdings, Inc., was adopted as part of our merger with First Financial Holdings, Inc. of Charleston, South Carolina, which was completed in July of 2013.

        We believe that it is desirable to adopt new names for the Company and the Bank so that the Company and the Bank will operate under a single, unified brand that reflects our current strength and focus. As a result, we plan to combine our five bank brands under one unified name, South State Bank, and propose to change the Company's name to South State Corporation.

        We believe that the names South State Corporation and South State Bank convey the sound, straightforward approach to business for which we are known and more accurately reflect our current geographic focus. We believe that these names will better position us to continue toward our goal of building the best regional bank in the Southeast.

        The Board of Directors believes that the new name for the Company will help to avoid confusion about the relationship between the Company and the Bank, and will better identify the Company with the Bank, following the Bank's name change.

        The Board of Directors recommends that shareholders vote "FOR" approval of the amendment to the Company's Articles of Incorporation to change the name of the Company from First Financial Holdings, Inc. to South State Corporation.

Effectiveness of the Proposed Amendment

        If the proposed amendment to the Company's Articles of Incorporation to change the name of the Company from First Financial Holdings, Inc. to South State Corporation is approved by the affirmative vote of two-thirds of the shares of Common Stock outstanding on the Record Date, the amendment will become effective if, and when, Articles of Amendment are filed with the Secretary of State of South Carolina. Approval of the name change amendment to the Company's Articles of Incorporation by the shareholders will not require that the Articles of Amendment be filed, as our Board of Directors has the right to elect not to file the name change amendment to the Company's Articles of Incorporation after shareholder approval. If the proposed amendment to the Company's Articles of Incorporation to change the name of the Company is approved by shareholders, the Company expects to file the Articles of Amendment with the Secretary of State of South Carolina and to have the name change be effective as of June 30, 2014.

 PROPOSAL NO. 3:
RATIFICATION OF THE EXCLUSIVE FORUM SELECTION PROVISION IN
THE COMPANY'S BYLAWS

        On July 25, 2013, the Board of Directors approved and adopted a new bylaw designating, with certain exceptions, South Carolina as the exclusive forum for certain legal actions (the "Exclusive Forum Bylaw").

        The text of the Exclusive Forum Bylaw is as follows:

        "Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation's shareholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the South Carolina Business Corporation Act or the Corporation's Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of South Carolina (or, if no state court located within the State of South Carolina has jurisdiction, the federal district court for the District of South Carolina)"

        In view of the Board of Directors' firm commitment to communicating openly with our shareholders and to adhering to high standards of corporate governance, the Board of Directors has determined to seek an advisory vote of the Company's shareholders with regard to the Exclusive Forum Bylaw and has unanimously adopted a resolution recommending that the shareholders vote in favor of ratifying, as an advisory, non-binding vote, the Exclusive Forum Bylaw. Although the shareholder vote is non-binding on the Board of Directors, in the event that the number of shares of Common Stock voted against the ratification of the Exclusive Forum Bylaw exceeds the number of shares of Common Stock voted in favor of the ratification of the Exclusive Forum Bylaw, the Board of Directors intends to rescind the Exclusive Forum Bylaw.

Reasons for the Proposed Amendment

        The Exclusive Forum Bylaw is intended to assist the Company in avoiding costly and unnecessary recent trends in lawyer-driven litigation, where multiple lawsuits are being filed in multiple jurisdictions regarding the same matter.—Although some plaintiffs might prefer to litigate matters in a forum outside of South Carolina because another court may be more convenient or viewed as being more favorable to them (among other reasons described below), the board of directors firmly believes that benefit of providing for South Carolina as the exclusive forum for the types of disputes covered by the Exclusive Forum Bylaw are of significant value to, and in the best interests of, the Company and its shareholders and outweigh these concerns.

        The Board of Directors believes that the ability to require such claims to be brought in a single forum will help to assure consistent and proper consideration of the issues, while also promoting efficiency and costs-savings in the resolution of such claims. The board of directors believes that South Carolina courts are best suited to address disputes involving these matters given -that the Company is incorporated in South Carolina and its corporate affairs are governed by South Carolina law. Accordingly, the Company is firmly of the view that lawsuits relating to corporate matters should be heard by South Carolina courts, which the Company believes are the best versed in and most capable of correctly applying South Carolina law. Defending these lawsuits outside of South Carolina, as the Company has done in recent years in connection with acquisition-related litigation, requires a court less familiar with the laws of South Carolina to interpret and apply South Carolina laws, often under a very tight timeframe. Litigation in forums unaccustomed to South Carolina laws can be and has proven to be, both costly and time-consuming to the Company, and can lead to inconsistent results. The Board of Directors believes that the cost of defending against these lawsuits in South Carolina should generally be significantly less, and, therefore the benefits of the proposed Exclusive Forum Bylaw will accrue—to the Company and, indirectly to shareholders. At the same time, the board of directors believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that its interest and those of its shareholders are best served by permitting such a dispute to proceed in a forum other than South Carolina courts.

        The Board of Directors is aware that certain proxy advisors take the view that they will not support an exclusive forum clause until the company requesting it can show it already has suffered material harm as a result of shareholder suits outside its jurisdiction of incorporation. Notwithstanding that the board of directors believes that the Company has experienced material harm as a result of the acquisition related litigation described above, the board of directors feels that this position fails to adequately take into account a variety of important considerations, including recent trends in lawyer-driven shareholder litigation. Accordingly, the Board of Directors believes that it is prudent to take preventive measures before the Company and its shareholders are further harmed by the increasing practice of lawsuits being filed in plaintiffs' lawyers' favored jurisdictions.

        Although the Board of Directors strongly believes the objectives of the Exclusive Forum Bylaw are of significant value to, and in the best interests of, the Company and its shareholders, shareholders should note that there are certain disadvantages that may ensue from the Exclusive Forum Bylaw. One potential disadvantage is that the Exclusive Forum Bylaw, by limiting the ability of third parties and the Company's shareholders to file lawsuits relating to intracorporate disputes in the forum of their choosing, could increase the costs to a plaintiff of bringing such a lawsuit and could have the effect of deterring such lawsuits. Moreover, the Board of Directors is aware that the enforceability of similar choice of forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that judicial decisions or other rulings or changes in law could declare or otherwise render exclusive forum clauses like the Exclusive Forum Bylaw to be inapplicable or unenforceable.

Vote Required

        The Exclusive Forum Bylaw was approved and adopted by the Board of Directors on July 25, 2013, and neither the Company's bylaws nor South Carolina law requires shareholder approval for the Exclusive Forum Bylaw. Nevertheless, as described above, in view of the Board of Directors' firm commitment to communicating openly with the Company's shareholders and to adhering to high standards of corporate governance, the Board of Directors has determined to seek an advisory, non-binding vote of the Company's shareholders with respect to the Exclusive Forum Bylaw.

        The proposal to ratify, as an advisory, non-binding vote, the exclusive forum selection provision in the Company's bylaws requires that the number of shares of Common Stock voted in favor of the matter exceed the number of shares of Common Stock voted against the matter, provided a quorum has been established. Although the shareholder vote is non-binding on the Board of Directors, in the event that the number of shares of Common Stock voted against the ratification of the Exclusive Forum Bylaw exceeds the number of shares of Common Stock voted in favor of the ratification of the Exclusive Forum Bylaw, the Board of Directors intends to rescind the Exclusive Forum Bylaw.

        The Board of Directors unanimously proposes and recommends that shareholders vote "FOR" the ratification of the exclusive forum selection provision in the Company's bylaws.

 PROPOSAL NO. 4:
APPROVAL OF THE COMPENSATION OF
THE COMPANY'S NAMED EXECUTIVE OFFICERS

        The SEC rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act require the Company to provide shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        As described in greater detail under the heading "Compensation Discussion and Analysis," the Company seeks to align the interests of our named executive officers with the interests of our shareholders. The Company's compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Company believes its compensation policies and procedures are competitive, focused on pay for performance principles and strongly aligned with the interest of the Company's shareholders. The Company also believes that both it and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. This proposal, commonly known as a "Say-on-Pay" proposal, gives you as a shareholder the opportunity to express your views regarding the compensation of the named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement.

        This vote is advisory, which means that it is not binding on the Company, the Board of Directors or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        The Board asks our shareholders to vote in favor of the following resolution at the Annual Meeting:

    "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the proxy statement, is hereby APPROVED."

        The Board of Directors unanimously recommends that shareholders vote "FOR" the approval of the resolution related to the compensation of the Company's named executive officers.

 PROPOSAL NO. 5:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Although the Company is not required to seek shareholder ratification of the selection of its accountants, the Company believes obtaining shareholder ratification is desirable. If the shareholders do not ratify the appointment of Dixon Hughes Goodman LLP, the Audit Committee will re-evaluate the engagement of the Company's independent auditors. Even if the shareholders do ratify the appointment, the Audit Committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its shareholders.

        The Board unanimously recommends that shareholders vote FOR the ratification of the appointment of Dixon Hughes Goodman LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

        If a quorum is present, the number of shares of Common Stock voted in favor of this proposal must exceed the number of shares voted against it for approval of this proposal.

PROPOSAL NO. 6:
APPROVAL TO GRANT THE CHAIRMAN THE AUTHORITY TO
ADJOURN THE ANNUAL MEETING TO
SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE NAME CHANGE PROPOSAL

        This proposal would authorize the Chairman of the Annual Meeting to adjourn the Annual Meeting to further gather the necessary votes to approve the amendment to the Company's Articles of Incorporation to change the name of the Company from First Financial Holdings, Inc. to South State Corporation, in the event that two-thirds of the outstanding shares of Common Stock are not voted in favor of Proposal No. 2.

        The Board of Directors unanimously recommends that shareholders vote "FOR" the approval of this proposal.

        If a quorum is present, the number of shares of Common Stock voted in favor of this proposal must exceed the number of shares voted against it for approval of this proposal.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

        The Compensation Committee seeks to provide compensation arrangements for executive officers that are designed to retain and attract executives who can perform and manage the company in the shareholders' best interest. These compensation arrangements are intended to align executive compensation with the performance of the company, both on a short-term basis and long-term basis, through incentive compensation based primarily on the company's performance and secondarily on individual contributions. When setting specific goals the compensation committee considers the principles of Soundness, Profitability and Growth which are the cornerstone on which our culture is built.

        These principles have enabled the Company to be well positioned to take advantage of strategic growth opportunities and to deliver outstanding returns to our shareholders.

        The last decade has proven to be extremely challenging for the banking industry. Our industry has faced the most difficult economic environment in more than 80 years as well as an increasingly complex and strict regulatory environment. However, in spite of these challenging circumstances, the Company has continued to grow and remain profitable. In fact, the Company has leveraged the challenges and turned them into opportunities which have resulted in the Company becoming the largest publicly traded bank holding company headquartered in South Carolina. We believe the achievement of this milestone is a direct result of outstanding leadership and expertise provided by the Company's executive management team and the Company's continued focus on Soundness, Profitability and Growth.

The Company's Financial Highlights for the year ended December 31, 2013 Include:

Soundness

  •
  Decreased classified assets and past due loans by more than 31%.

  •
  Improved the ratio of classified assets to Tier 1 capital and the allowance for loan losses to 13.02%, from 29.98% at December 31, 2012.

  •
  Decreased non-performing assets from 2.50% of total assets at December 31, 2012 to 1.36% of total assets at December 31, 2013.

  •
  Decreased the net charge-off ratio from 0.73% in 2012 down to 0.41% in 2013.

  •
  Sold 693 OREO properties during 2013 (including those covered and noncovered under loss share agreements with the FDIC) and reduced non-acquired OREO from $19.1 million at end of 2012 to $13.5 million at end of 2013.

Profitability

  •
  Increased operating net income to $49.20 million compared to $30.03 million in 2012 (a 63.9% increase).

  •
  Improved return on average assets to 0.77% from 0.70% in 2012.

  •
  Increased return on average tangible equity to 11.15% in 2013 from 9.26% in 2012.

  •
  Increased net interest margin to 4.99% in 2013 from 4.83% in 2012 in a challenging environment where many banks are experiencing decreasing net interest margins.

Growth

  •
  Closed one whole bank merger with the acquisition of First Financial Holdings, Inc. ("FFCH") of Charleston, South Carolina, the bank holding company for First Federal Bank (expected system conversion in the third quarter of 2014), creating the largest publically traded bank holding company headquartered in South Carolina.

  •
  Reported organic core deposit growth of 3.7%.

  •
  Reported organic loan growth of 11.4%.

  •
  Grew total asset base by 54.5%.

Shareholder Value

  •
  Reported total shareholder return for 2013 of 67.92%.

  •
  Increased quarterly dividend from $0.18 per share to $0.19 per share beginning in the third quarter of 2013.

  •
  Continued to exceed shareholder value returns compared to Southeast Bank Index and NASDAQ Composite Index (as shown in the chart below):

        The charts below demonstrate how the management team has continued to increase shareholder value over the past one year and three year periods compared to banks included in the SNL U S Bank $5-$10B and those included in the SNL Southeast Index (a banking industry performance index for the Southeastern United States.

 1 Year Total Return Performance

	Period Ending
Index	12/31/12	01/31/13	02/28/13	03/31/13	04/30/13	05/31/13	06/30/13	07/31/13	08/31/13	09/30/13	10/31/13	11/30/13	12/31/13
First Financial Holdings, Inc.	100.00	104.78	119.01	125.96	119.39	125.54	126.39	139.06	135.49	138.84	151.15	166.30	167.92
SNL U.S Bank $5-$10B	100.00	105.23	108.26	113.61	110.27	115.02	119.26	132.40	126.38	133.38	139.71	152.87	154.28
SNL Southeast Bank	100.00	99.67	98.26	105.03	106.06	115.50	113.13	125.82	120.45	120.71	122.53	134.11	135.52

3 Year Total Return Performance

	Period Ending
Index	12/31/10	03/31/11	06/30/11	09/30/11	12/31/11	03/31/12	06/30/12	09/30/12	12/31/12	03/31/13	06/30/13	09/30/13	12/31/13
First Financial Holdings, Inc.	100.00	102.18	88.56	76.65	90.64	102.75	111.31	127.75	128.05	161.30	161.85	177.79	215.03
SNL U.S. Bank $5-$10B	100.00	99.99	97.69	79.32	99.24	113.56	113.08	119.35	116.73	132.62	140.03	155.70	180.10
SNL Southeast Bank	100.00	102.30	88.95	56.99	58.51	86.18	79.28	85.53	97.19	102.08	109.95	117.31	131.70

        Returns are shown on a total return basis, assuming the reinvestment of dividends and a beginning stock index value of $100 per share. The value of the Company's stock as shown in the graph is based on published prices for transactions in the Company's stock.

Key 2013 Compensation Decisions by the Compensation Committee

  •
  Developed a new 2013 Executive Incentive Plan with short-term and long-term components designed to align incentive compensation with the strategic focus of the Company.

  •
  Implemented a new Long-Term Incentive Plan with three-year performance vesting conditions, that reflect an alignment to increased shareholder value and long-term performance. This differs from the prior plan that granted equity after completion of the performance period. The transition resulted in overlapping equity grants in 2013: grants for the 2012 performance year and grants for the 2013-2015 performance periods. The Compensation Committee felt it was appropriate to implement the Long-Term Plan. The 2013-2015 goals are split equally between cumulative operating EPS growth and cumulative average operating return on common equity.

  •
  Maintained a short-term annual cash bonus component based on annual financial goals and soundness measures.

  •
  Maintained a stock option component that rewards executives for individual performance with stock option grants

  •
  In addition to the performance goals referenced above, specified minimum triggers must also be achieved for the annual cash bonus to be earned and the restricted stock units to vest.

  •
  Aggregate net income must be able to provide aggregate dividend coverage.

  •
  A composite regulatory rating of at least the previous year rating or better must be achieved.

  •
  Reviewed and approved salary increases of the named executive officers (the "NEOs") ranging from 8.8% to 25% of the NEOs' 2013 base salary amounts to reflect the Company's increased size as well as individual performance and peer group data.

  •
  Awarded NEOs 97.7% of maximum level of incentive compensation based on results for the year as set forth under the annual cash bonus component of the 2013 Executive Incentive Plan.

  •
  Evaluated each NEOs performance based on pre-established goals and determined that maximum performance levels were met.

In addition, the Compensation Committee made the following recommendations regarding Director Compensation:

  •
  Recommended that director stock ownership guidelines be increased to $125,000 in value by the third anniversary upon being named a director of the Company and $250,000 in value by the sixth anniversary of serving on the Board.

  •
  Recommended director compensation payment guidelines that reinforces attendance to meetings in-person.

  •
  Reviewed director compensation in comparison to the new compensation peer group and, as a result, recommended the Board increase certain Committee Chair retainers to align their compensation with those of the peer group.

        In summary, the Committee concluded that the 2013 performance-based compensation together with 2013 base salary levels were well aligned with the Company's performance for the year.

Compensation Philosophy

        In 2013, the Compensation Committee reviewed and validated their Compensation Philosophy with the assistance of the Compensation Committee's independent compensation consultant. The purpose of the review was to ensure that compensation decisions made by the Compensation Committee and the Board of Directors were consistent with this philosophy. The fundamental philosophy of the Company's compensation program is to offer competitive compensation opportunities for executive officers that are (i) aligned with the performance of the Company on both a short-term and long-term basis, and (ii) based both on the Company's performance and the individual's contribution. The compensation structure is designed to retain and reward executive officers who are capable of leading the Company in achieving its business objectives. The philosophy is to also consider applicable rules and regulations and current peer group compensation in determining compensation levels.

        The Compensation Committee considers this philosophy as it develops its incentive plans. Cash Incentives are designed to reward executives for achieving annual financial and performance objectives based on soundness, profitability, and growth. Equity grants are designed to reward the executive for achievement of business objectives that benefit shareholders and support the retention of a talented management team over time. The Committee has determined that the 60th percentile (or the 75th percentile for CFO/COO due to his dual role with the Company) for targeted total compensation is appropriate in light of the fact that four of the five NEOs do not participate in supplemental retirement benefit arrangements or other special benefits that are prevalent among banks in our peer group. The Company's compensation peer group is explained on page 32.

Role of the Compensation Committee

        The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for the executive officers and directors of the Company. The Compensation Committee keeps the full Board of Directors apprised of the decisions and activities within the Compensation Committee. When appropriate, the Compensation Committee makes recommendations to the Board of Directors on items that require approval by the full Board of Directors.

        The Compensation Committee seeks to increase shareholder value by rewarding performance with cost-effective compensation and striving to attract and retain talented executives through adherence to the following compensation objectives:

  •
  The Company's compensation programs are designed to reward NEOs based on key standards that comprise the Company's culture: soundness, profitability, growth, ethics, execution of strategic goals, and the ability to inspire and motivate, and sound corporate governance.

  •
  The Compensation Committee's philosophy is to provide competitive compensation to attract and retain key management to ensure a balance of soundness, profitability and growth while providing long-term value for the shareholders of the Company.

  •
  The Compensation Committee seeks to reward executives consistent with the Company's culture of being a meritocracy in regard to compensation for all employees.

  •
  The Compensation Committee evaluates and recommends to the Board of Directors for its approval the director and executive officer compensation plans, policies and programs of the Company.

  •
  The Compensation Committee reviews and considers the results of any shareholder advisory vote on executive compensation and takes into consideration the result of such advisory votes in relation to the Company's executive compensation policies and procedures.

  •
  The Compensation Committee annually reviews the compensation policies and practices for all of the Company's employees and considers whether risks arising from such policies and practices are likely to have a material adverse effect on the Company.

        The Compensation Committee comprised of six independent directors met seven times in 2013. The Compensation Committee is supported in its work by the Chief Administrative Officer, Director of Human Resources, her staff, and an executive compensation consultant, as described below.

        The Compensation Committee may receive recommendations from the chairman of the board of directors with respect to the CEO's performance in light of goals and objectives relevant to the compensation of our CEO. The CEO reviews the performance of the other NEOs with the Compensation Committee and makes recommendations to the Compensation Committee about the total compensation of the other NEOs. The CEO does not participate in, and is not present during deliberations or approvals by the Compensation Committee or the Board of Directors with respect to his own compensation.

        The Compensation Committee reviews and approves the total compensation of the NEOs annually. The Compensation Committee makes decisions based on the Company's philosophy of providing a competitive base salary (relative to the peer group) complemented with significant performance-based incentives. After reviewing all of the compensation arrangements discussed below, along with corporate and individual performance, the Compensation Committee believes that the measurement tools, compensation levels and the design of the Company's executive compensation program are appropriate and motivate the NEOs to lead the Company in the best interests of its shareholders.

        The primary goals of the Compensation Committee in 2013 were consistent with its established philosophy. The Compensation Committee seeks to provide compensation arrangements for executive officers that are designed to retain and attract executives who can perform and manage the company in the shareholders' best interest. These compensation arrangements are designed to be aligned with the performance of the company both on a short-term and long-term basis and are based both on the company's performance and the individual's contribution. The Compensation Committee considered the Company's financial performance throughout its decision making process in 2013.

Compensation Consultant

        During 2013, the Compensation Committee engaged the services of McLagan, an Aon Hewitt company, to provide independent compensation consulting services for both directors and executive management of the Company. McLagan reports directly to the Compensation Committee. The Compensation Committee has the sole authority to hire its consultants and set the engagements and the related fees of those consultants.

        The following consulting services were provided to the Compensation Committee in 2013 by McLagan:

  •
  Assisted the Compensation Committee in reviewing the Compensation Philosophy.

  •
  Revised the Company's compensation peer group of publicly-traded financial institutions. The peer group is described below.

  •
  Reviewed the competitiveness of the compensation elements of the Company's top executives, including base salary, annual incentive or bonus, long-term incentives (stock options and restricted stock), all other compensation, and changes in retirement benefits as compared to that of the customized peer group.

  •
  Reviewed the competitiveness of the Company's director compensation elements as compared to that of the customized peer group.

  •
  Performed an analysis on director stock ownership guidelines as compared to that of the customized peer group.

  •
  Performed a custom burn rate analysis as a resource for the Compensation Committee to use in determining equity grant levels.

  •
  Recommended and made observations regarding the potential alignment of the Company's executive compensation practices with the Company's overall business strategy and culture relative to the market as defined by the peer group. This included a review of the current performance-based programs with respect to the annual cash incentives and annual equity grants and making recommendations for the 2013 and 2014 fiscal year plans.

  •
  Assisted in the calculation of the annual incentive plan payouts for 2013 performance.

  •
  Provided education to the Board of Directors regarding industry compensation trends.

  •
  Assisted the Company in its preparation of compensation disclosures as required under Regulation S-K with respect to this proxy statement including this Compensation Discussion and Analysis and the associated tables and disclosures included herein.

Compensation Committee's Relationship with its Independent Compensation Consultant

        The Compensation Committee considered the independence of McLagan in light of new SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and its senior advisors. The following factors were considered: (1) other services provided to us by McLagan; (2) fees paid by us as a percentage of McLagan's total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Compensation Committee; (5) any company stock owned by the senior advisors; and (6) any business or personal relationships between our executive officers and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan's senior advisors involved in the engagements did not raise any conflict of interest.

Compensation Benchmarking and Compensation Committee Functions

        Each year, with assistance from McLagan, the Compensation Committee reviews a survey of the compensation practices of the Company's peers in order to assess the competitiveness of the compensation arrangements of our NEOs. Although benchmarking is an active tool used to measure compensation structures among peers, it is only one of the tools used by the Compensation Committee to determine total compensation. Benchmarking is used by the Compensation Committee primarily to ascertain competitive total compensation levels (including base salary, equity awards, cash incentives, and other forms of compensation) with comparable institutions. The Compensation Committee uses this data as a reference point, establishes competitive base salaries, and then addresses pay-for-performance (meritocracy) as discussed further in the sections below on cash incentives and long-term retention. A combination of peer performance, market factors, company performance and individual performance are all factors that the Compensation Committee considers when establishing total compensation, including incentives. This practice is in line with the Company's meritocracy philosophy of pay. The Compensation Committee, at its discretion, may determine that it is in the best interest of the Company to negotiate total compensation packages that deviate from regular compensation and incentive levels in order to attract and retain specific talent.

        The Compensation Committee reviews the composition of the peer group at least annually and may change it as the Compensation Committee determines to be appropriate to reflect mergers or acquisitions, changes to banks within the peer group, or changes within the Company. The 2013 compensation peer group was selected based on certain current market criteria, including the following:

  •
  National banks with total assets from $4.9 billion to $17 billion.

  •
  Excludes banks located in the western United States.

  •
  Excludes thrifts.

  •
  Excludes TARP participants and those that redeemed TARP in 2012.

  •
  Bank must have branch locations.

  •
  ROAA and ROAE greater than 0%.

  •
  Three-year asset growth greater than 2.5%.

  •
  Commercial loan portfolio between 40% and 82% of the total loan portfolio (82% is 20% above the Company's portfolio).

  •
  Consumer loan portfolio less than 52% of the total loan portfolio (20% above the Company's portfolio).

The specific members of this 2013 compensation peer group follows:

Prosperity Bancshares	Trustmark Corp.	UMB Financial Corp.
Old National Bancorp.	United Bankshares Inc.	First Financial Bancorp.
BancFirst Corp.	Chemical Financial Corp.	Independent Bank Corp.
Fulton Financial Corp.	Valley National Bancorp	First Financial Bankshares
Renasant Corp.	BancorpSouth Inc.	F.N.B. Corp.
IBERIABANK Corp.	BankUnited Inc.	Bank of the Ozarks Inc.
Capital Bank Finl Corp. Heartland Financial USA	WestBanco Inc.	Brookline Bancorp Inc.

        Prior to the FFCH merger, in 2013 the Company initially compared NEO compensation to a peer group (sometimes referred to as the 2012 peer group) selected based on certain market criteria, including the following:

  •
  National banks with total assets from $3.9 billion to $11 billion.

  •
  Excluded banks located in the western United States and banks in major Northeast metropolitan areas.

  •
  Excluded thrifts.

  •
  Excluded TARP participants

  •
  Bank must have branch locations.

  •
  ROAA greater than 0%.

  •
  Three-year asset growth greater than 0%.

  •
  Commercial loan portfolio between 40% and 82% of the total loan portfolio (82% is 20% above the Company's portfolio).

  •
  Consumer loan portfolio less than 52% of the total loan portfolio (20% above the Company's portfolio).

Because the Company's assets had significantly increased due in large part to the Savannah Bancorp acquisition, the Compensation Committee adjusted the 2012 peer group (median assets = $5.5 billion) for 2013 compensation decisions to only include the top 15 (in size) of this peer group. The specific members (the top 15) of the 2012 peer group were follows:

Prosperity Bancshares	Trustmark Corp.	MB Financial Inc.
Old National Bancorp.	United Bankshares Inc.	First Financial Bancorp.
BancFirst Corp.	Chemical Financial Corp.	Independent Bank Corp.
S&T Bancorp Inc.	Carter Bank & Trust	First Financial Bankshares
Renasant Corp.	Home BancShares Inc.	TowneBank

        When making compensation determinations for the Company's NEOs, the Compensation Committee focuses on total compensation that is generally competitive with the 60th percentile of the market at target levels of performance and up to the 75th to 80th percentiles for superior performance. Given the Company's increase in size from 2012 to 2013, the Compensation Committee focused on comparison of 2013 expected or target performance opportunities. Prior to increases, salaries ranged from the 30th to 67th percentiles. Salary increases closer to market (average 51st percentile) resulted in 2013 estimated target competitive positioning from the 37th to 65th percentiles for the NEOs.

ELEMENTS OF COMPENSATION

        The following table summarizes the components of compensation paid or awarded to our executive officers who appear in the "Summary Compensation Table" below.

Compensation Component	What the Component Rewards	Key Features
Base Salary	Reflects the scope of leadership and responsibility, individual achievement toward the objectives of their respective position, and their relative value in the industry.	The Compensation Committee approved increases for the CEO and other NEOs to make them competitive with the market as determined by the 2013 compensation peer group. Actual positioning within the peer group reflects each executive's contributions to the success of the Company.
Performance-Based Annual Cash Incentive	Focuses executives on achieving annual financial and performance objectives based on Soundness, Profitability, and Growth.
The opportunity for performance-based annual cash incentive compensation was based upon meeting pre-established financial goals. The Compensation Committee established the weighting for the formulaic goals with 25% based on soundness, 50% based on profitability, and 25% based on growth with each goal having threshold, target, and maximum levels.
Performance goals for 2013 were achieved at 97.7% of maximum levels.

Compensation Component	What the Component Rewards	Key Features
2012 Incentive Plan—Incentive Stock Awards (75% Restricted Stock Grants and 25% Stock Options)	Rewarded the achievement of long-term business objectives that benefit the Company's shareholders. Supports the retention of a talented management team over time.	Restricted Stock Grant opportunities were based 75% on pre-established financial goals and 25% upon individual performance objectives. Restricted Stock Grants vest on a "cliff" basis on the fourth anniversary of the award.

Restricted Stock Grants as reflected in the Summary Compensation Table below were based on the achievement of goals established under the 2012 Executive Incentive Plan and were earned at the maximum opportunity.

The Compensation Committee elected to grant Stock Options in 2012. The committee believes that granting stock options align executives' interests with those of the shareholders because these awards will only have value if the market value of the Company's stock increases. Stock options vest in 25% instalments over four years. Stock options represented less than 8.2% of total direct compensation for 2013.
2013 Long-Term Incentive Plan—75% Restricted Stock Units (RSUs) and 25% Stock Options	Achievement of superior three-year cumulative operating EPS Growth (67%) and return on common equity performance (33%).
The 2013 Long-Term Incentive Plan consists of 75% RSU grants and 25% Stock Options at target performance levels. The RSU awards are designed to measure relative performance over three-year cycles. Each year begins a new three-year cycle. RSUs are both performance and time (three years) vested.
Stock Options are granted based upon both corporate and individual performance objectives that are non-formulaic.
Benefits and Perquisites	Helps keep the Company competitive in attracting and retaining employees.	The Compensation Committee believes that its employee benefits are generally in line with benefits provided by the Peer Group and consistent with industry standards.

        Consistent with the Compensation Committee's compensation philosophy, a significant portion of NEO total compensation is in the form of incentive, or "at-risk" compensation, which will vary annually based on performance. The chart below shows the average pay mix for the CEO and the average of other NEOs compared to recent peer practices.

 Average Pay Mix

        The key elements of compensation for the NEOs are base salary, annual and long-term incentives, and benefits.

  •
  Base Salary—Base salaries are determined based on historical and anticipated individual contribution and performance toward accomplishing the Company's stated objectives. Base salaries are also reviewed in the context of comparability with the key executives of the peer group. We believe that the annual base salary levels for the NEOs helps us to retain qualified executives and provides income stability that lessens potential pressures for the NEOs to take risks to achieve performance measures under incentive compensation arrangements.

    During 2012, the Company's assets grew by $1.2 billion. To accommodate this growth in setting competitive levels of compensation, the Compensation Committee reviewed the top 15, in terms of assets, of the 20 institutions included in the initial 2012 peer group. Effective January 2013, the Compensation Committee approved the following increases to reflect Company size and performance and to position the Company competitively compared to peers: The CEO to $606,000 from $520,000, an increase of 16.5%, and the other NEOs increases ranged 7.5% to 19.4%.

    In July, 2013, the merger with FFCH was completed and the Company's assets grew another $2.5 billion. Compensation was benchmarked against the newly adopted peer group with assets averaging $8.3 billion. CEO salary was well below the peer group at the 30th percentile. Other NEOs ranged between the 23rd and 58th percentile. Therefore, to bring the NEOs in line with the new peer group, salary increases were approved effective August 1, 2013. The CEO received a 15.5% increase to $700,000 and the other NEOs received increases ranging from 8.8% to 25%. As a result, CEO salary was at the 57th percentile of peers and the other NEOs ranged between the 51st and 70th percentile of the peer group. John Pollok performs the duties of both COO and CFO, and has played a key role in driving the Company's performance. His salary was benchmarked against CFOs. Because the Compensation Committee believes that his roles and responsibilities are broader and more strategic in nature than those associated with a CFO, the Compensation Committee believed that his salary should be at 70th percentile compared to CFOs.

  •
  2013 Executive Performance Plan—In 2013, the Executive Performance Plan was approved which included the development of a three-year Long Term Incentive Plan. The Executive Performance Plan is designed to establish reasonable goals and objectives measured on an annual basis as well as to develop long-term goals that align the interests of the named executive officers with those of shareholders. The purposes of the Executive Performance Plan include (1)aligning executive compensation with company performance, (2) attracting and retaining key officers and employees of outstanding ability, (3) strengthening the Company's capability to develop, maintain, and direct a competent management team, (4) providing an effective means for selected key officers and employees to acquire and maintain ownership of Company stock, and

    (5) providing incentive compensation opportunities competitive with those of other major corporations.

    The 2013 executive performance plan is composed of cash, restricted stock unit, and stock option components.

    Annual Incentive (Cash): At target performance levels, the 2013 Executive Performance Plan is weighted 50% in the form of an annual cash incentive bonus. The amount of cash that may be earned is based upon formulaic financial and regulatory goals/objectives for 2013.

    Long-Term Incentive (Equity): At target performance levels, the 2013 Executive Performance Plan is weighted 50% in the form of equity. The equity component is made up of both restricted stock units and stock options as follows:

    a.
    Restricted Stock Units: Of the equity granted, at target performance levels 75% may be earned in the form of restricted stock units. 100% of the restricted stock units are granted based upon achievement of three-year performance goals. Restricted stock units are subject to both performance and time vesting conditions (3 years).

    b.
    Stock Options: The remaining 25% of the equity granted at target performance levels may be earned in the form of stock options. Stock options are granted based upon the achievement of individual performance objectives. Stock options vest ratably (25% per year) over four years.

2013 Annual Incentive Plan

        2013 Annual Incentive Plan opportunities as a percentage of salary for each of the NEOs and results under the Plan are displayed below:

		Total Opportunity as a % of Salary (Cash)
					Actual Earned
Name*	Position	Thresh	Target	Max
Robert Hill	CEO	37.5%	75%	112.5%	110%
John Pollok	Senior EVP, COO, CFO	32.5%	65%	97.5%	95.3%
John Windley	President of SCBT	25%	50%	75%	73.3%
Joe Burns	Sr. EVP, CCO	25%	50%	75%	73.3%
  •
  Mr. Wayne Hall was eligible and received incentive compensation at a level of 60% of base salary as a term of his Employment Agreement.

Annual Incentive Plan Performance-Based Goals

        The focus of the annual cash incentive plan in 2013 continued to be on building value and profitability for the Company's shareholders. As a result, the goals for the formula-based portion of the annual cash incentive plan in 2013 were weighted as follows: 25% soundness, 50% profitability, and 25% asset growth.

  •
  Soundness: This component was based on the following measurements: attaining a level of non-performing-assets to total assets ("NPA Level") that ranged from $72 million to $65 million and achieving the specified Asset Quality test which is defined as receiving a regulatory rating for asset quality of at least the previous year's rating or better. Although credit quality for the Company has progressively improved over the last few years, this element remains a performance measurement to ensure soundness is not sacrificed at the expense of growth or profitability and to ensure appropriate focus is placed on continuing to improve credit-related issues.

  •
  Profitability: This measure was based on operating earnings per share ("Operating EPS") growth. Since growth in Operating EPS is a key component in building shareholder value, this element is weighted 50%. Emphasis on this performance metric aligns the interests of the executive with those of the shareholder.

  •
  Non-Acquired Organic Loan Growth: This measure is weighted 25% to ensure proper attention is focused on growing the company organically and not just through acquisitions, but is weighted less than profitability and the same as soundness so that growth is in line with profitability and appropriate risk management.

        In addition to the performance goals referenced above, specified minimum triggers were required to be achieved for the formula-based portion of the annual cash bonus plan to pay out: (i) net income was required to be able to provide coverage of the cash dividends paid to the Company's shareholders and (ii) the bank must have received a composite rating from its principal bank regulator that is at least as high as the Company's most recent rating.

          The specific goals and the actual results of the 2013 Executive Incentive Plan are outlined in the table below:

			Profitability (50%)		Growth (25%)
	Soundness (25%)
					2013 Non-Acquired Organic Loan Growth
	2013 NPA Level (12.5%)	2013 Asset Quality (12.5%)	2013 EPS
Threshold	$72,000,000	See Below*	$2.60		4.0%
Target	$68,000,000		$3.00		5.0%
Maximum	$65,000,000		$3.15		6.0%
Actual	$55,738,000	Achieved	$3.13	**	11.4%

*
Asset Quality must receive a regulatory rating of at least previous year or better.

**
The sum of the four quarters in 2013 equalled $3.13 diluted EPS, however, the annual calculated EPS for the year was $3.16. The difference was the result of the weighted average shares outstanding calculated on a quarterly basis versus weighted average shares calculated on an annual basis."

  Operating Earnings are defined as a non-GAAP measure and excludes the after-tax effect of gains on acquisitions, OTTI, (Other Than Temporarily Impaired Items), merger-related expense and any other nonrecurring charge or revenue. Ultimately, the Compensation Committee will have discretion in determining the final Operating Earnings number.

2013 Three-Year Long-Term Incentive Plan

        2013 Long-Term Incentive Plan opportunities as a percentage of salary for each of the NEOs and results under the 2013 plan are displayed below:

		Total Opportunity as a % of Salary (Restricted Stock Units)
					Stock Options % of Salary
Name*	Position	Thresh	Target	Max
Robert Hill	CEO	28.1%	56.3%	84.4%	28.2%
John Pollok	Senior EVP, COO, CFO	24.4%	48.8%	73.1%	24.5%
John Windley	President of SCBT	18.8%	37.5%	56.3%	18.8%
Joe Burns	Sr. EVP, CCO	18.8%	37.5%	56.3%	18.8%

*
Mr. Wayne Hall was not a participant in the 2013 Three-Year Long Term Incentive Plan due to him joining the Company in July 2013 as a result of the merger with FFCH. He received restricted stock unit grants that are time vested ratably over three years. Details of Mr. Hall's compensation structure are outlined on page 39.

  Long-Term Incentive Plan Performance-Based Goals and Annual Incentive Plan Performance-Based Goals

  The Long-Term Incentive Plan performance-based goals will be measured on December 31, 2015 and include the following:

  •
  Three-year cumulative operating EPS growth. The threshold is 61.4%, target is 85.5%, and maximum is 109.6%. This goal has a weight of 67%.

  •
  Three-year average operating ROCE. The threshold is 9.5%, target is at 10.0%, and maximum is at 10.5%. This goal as a weight of 33%.

  RSUs will vest based upon the performance as outlined in the goals above and in three years (December 31, 2015). At the end of 2013, EPS growth was 25.3% and ROCE was at 9.82% after the approved adjustment. The grants are shown in the Summary Compensation Table at target level.

  The Compensation Committee also granted Incentive Stock Options in 2014 under the 2013 Long-Term Incentive Plan at the maximum level in recognition of the NEO's 2013 individual contributions. Specifically, Mr. Hill received 7,247 stock options. Other NEOs received between 2,134 and 4,488 stock options in recognition of their 2013 contributions. See "Equity Grant Practices" caption.

  Equity Grants under the 2012 Executive Incentive Plan

  2013 Restricted Stock Equity Grants

  Equity grants shown in the Summary Compensation Table below reflect restricted stock granted in January 2013 based on achievement of 2012 performance goals established in the 2013 Executive Incentive Plan. Restricted stock received in 2013 in recognition of the NEOs' 2012 contributions was as follows: Mr. Hill, 8,798; Mr. Pollok, 5,410; Mr. Windley, 3,860; and Mr. Burns, 3,719.

  2013 Stock Options

  Stock options represented 25% of the equity grants under the 2012 Incentive Plan. The Compensation Committee believes that stock options encourage a focus on increasing the market value of the Company's common stock. Stock options only become valuable to the executive if the stock price increases over a period of time. The Compensation Committee believes that a balance of restricted stock or restricted stock unit grants and incentive stock options align the NEOs interests with those of the shareholders. Incentive Stock Options received in 2013 in recognition of the NEOs' 2012 contribution were as follows: Mr. Hill, 7,534; Mr. Pollok, 4,633; Mr. Windley, 3,305, and Mr. Burns, 3,185.

  Individual Performance-Based Goals

  While pre-determined goals dictated how 75% of the compensation under the 2012 Executive Incentive Plan would be paid out at target performance levels, 25% was determined based on non-formula based individual performance objectives for the cash incentive component and stock option component. The individual performance objectives were based on implementation of actions to achieve long-term growth and profitability such as completion and successful integration of acquisitions, improvement in credit practices and measurements and other practices related to risk management, team building, and leadership development, succession planning and continuing to build upon Company culture.

  Performance Plan for R. Wayne Hall

  Mr. Hall did not participate in the 2013 Performance Plan due to his joining the Company through the acquisition of FFCH in July 2013 and the necessity for Mr. Hall to focus on merger integration. At the closing of the transaction in July 2013, Mr. Hall received an effective date payment in the amount of $500,000 and a restricted stock unit grant with a value of $375,000 for his leadership and work in bringing this merger to closing. The Compensation Committee believes that closing the merger resulted in increased value for the shareholders of both legacy FFCH and Company shareholders.

  Mr. Hall continued his leadership throughout the remainder of the year and, as a result, Mr. Hall was rewarded with an incentive payment in the amount of $285,000. Mr. Hall was invaluable in the retention of key leaders and the customer base during the first phase of the merger. Mr. Hall's leadership will continue to be necessary for the systems conversion scheduled for July 2014.

  In February 2014, Mr. Hall announced his intent to retire June 30, 2015. Until that time, he will continue to serve as President of the Company. After June 30, 2015, Mr. Hall will serve the Company in an advisory capacity until July 23, 2018.

Benefits

  During 2013, the Company maintained various employee benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible employees of the Company. These plans consist of the following:

    Employees' Pension Plan—The NEOs with the exception of Mr. Hall are participants in a non-contributory defined pension plan which covers substantially all employees of the Company hired before January 1, 2006. Pension benefits are paid based upon age of the employee and years of service. The Plan was frozen in July 2009, and no further benefits are being accrued. See the Pension Benefits table and the accompanying footnotes and narrative for more information.

    Employees' Savings Plan—401(k)—Each of the NEOs are participants in a defined contribution plan which in 2013 permitted employees to contribute up to 50% of their compensation, on a tax-deferred basis, up to certain IRS compensation deferral amount limits applicable to a tax-qualified retirement plan. The Company matched 100% up to 5% of participants'

    deferrals. Mr. Hall participated under the legacy First Federal plan which had a match of 50% up to 6% participant deferrals.

    See the table in footnote 7 of the Summary Compensation Table.

    Health Care—The NEOs are eligible to receive medical and dental coverage that is provided to all eligible employees.

    Other Welfare Benefits—The NEOs receive sick leave, vacation, and other benefits available to all eligible employees of the Company.

    The employee benefits for the NEOs discussed in the subsection above are determined by the same criteria applicable to all Company employees. These benefits help keep SCBT competitive in attracting and retaining employees. The Company believes that its employee benefits are generally competitive with benefits provided by the Peer Group and consistent with industry standards.

    Supplemental Executive Retirement Plan—The Company provides a non-qualified supplemental executive retirement plan (a "SERP") for Mr. Windley, and certain other executives who are not NEOs. The Company elects to offer this type of incentive as a way to retain executives over the long term and to provide a partial offset to shortfalls in the percentage of income provided for retirement by its qualified retirement plans.

    In 2009, the company made restricted stock grants that vest ratably and that become 100% vested at age 60 for Messrs' Hill and Pollok and at age 65 for Mr. Burns. The use of these Long-Term Equity Grants helps to insure the executives' focus is on the long-term interests of the shareholders and motivates retention over a long-term period. In addition, by utilizing the Long-Term Equity Grants, the Company expects to realize lower compensation expense of approximately $5.5 million (compared to the costs that would have been recognized if the Company had maintained SERPs for these executives) over the span of the vesting periods for these executives.

    Deferred Compensation Plan—We make available to selected members of our senior management group, including all NEOs and /or other selected employees who are highly compensated, the opportunity to elect to defer current compensation for retirement income or other future financial needs. The plan is a nonqualified deferred compensation plan that is designed to be exempt from certain ERISA requirements as a plan that covers a select group of management and certain other highly compensated employees. Each year, participants can choose to have their compensation for the upcoming year reduced by a certain whole percentage amount ranging between 5% and 80%, or by a specific dollar amount (in all cases, subject to a minimum value established by the Company). In addition, the Company may make matching or partially—matching contributions for participant deferrals. The Company may also make discretionary contributions for any or all participant (s). Both of these types of employer contributions would be subject to certain vesting requirements. There are also forfeiture provisions, which can result from unvested amounts existing at terminations or from materially incorrect earnings that are subsequently adjusted or corrected. Deferrals may be held by a trustee in a grantor (rabbi) trust and may be invested in funds that mirror deemed investments selected by the participants and offered pursuant to the plan. Such a trust would not isolate assets for the benefit of the participants. Consequently, distributions made under the plan will be made from the general assets of the bank which could be subject to claims of its creditors. Amounts deferred under the plan will generally be subject to income taxes payable by the participant in the year in which received (end of the deferral period), but these deferred amounts are subject to employment taxes in the year of deferral. In 2013, Mr. Hill and Mr. Windley elected to participate. No employer contributions have been made to this plan in 2013 or in the past.

    See the discussion entitled Deferred Compensation Plan for additional information.

    Perquisites—The Company also provides limited perquisites to NEOs that are not available to all employees. Some examples of these include bank-owned automobiles, automobile allowances, and club and membership dues. The values of these items are presented in the Summary Compensation Table under the heading All Other Compensation. The value attributable to any personal use of bank-owned automobiles is considered compensation to the executive and represents the aggregate incremental cost to the Company associated with that personal use. The Company and the board believe that the use of each of these perquisites is helpful for the proper performance of the NEOs' duties.

ADDITIONAL POLICIES AND PROCEDURES RELATED TO EXECUITVE COMPENSATION

Role of Shareholder Say on Pay Vote

        As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held an advisory vote on the compensation of our executive officers (the "Say on Pay Proposal") at our 2011 annual shareholders meeting. Our shareholders elected to hold this vote on a triennial frequency. At the 2011 annual shareholders meeting, 80.3% of the votes cast on the Say on Pay proposal were cast in support of the compensation of the Company's named executive officers.

        While there was strong support for our executive compensation programs, the Compensation Committee, Board of Directors and executive management have continued to refine compensation programs in order to further align interest of the executives with those of the Company's shareholders and to strengthen the linkage of pay to performance.

Clawback Policy

        The Compensation Committee is committed to adopting a formal clawback provision for adjustment or recovery of incentive awards or payments in the event the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Committee intends to fully comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding this issue once rulemaking has been completed with respect to these provisions. Until formal guidance is available, the Compensation Committee will seek to address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and NEO award recipients.

Share Ownership Guidelines

        The Company's stock ownership guidelines call for NEOs to own equity representing a multiple of their salary and to retain this equity throughout their tenure. The specific share ownership guidelines are:

  •
  Chief Executive Officer—three times salary

  •
  Other NEOs—two times salary

        The Company's NEOs have five years from being named a NEO to comply with the stock ownership guidelines. As of the end of our fiscal year, all NEOs with the exception of Mr. Hall have exceeded their required ownership levels. Due to Mr. Hall's upcoming retirement in June 2015, he is exempt from meeting the ownership guidelines. Beneficially owned shares include shares held by a named executive officer, directly or indirectly, and unvested shares of restricted stock, as to which the executive officers have full voting privileges; but excludes vested and unexercised stock options. Until the stock ownership guidelines are achieved, the sale of shares of the Company's common stock is restricted.

Equity Grant Practices

        To address volatility concerns, the 30-day moving average of the Company's stock was utilized to determine the number of restricted shares to be issued under the Executive Performance Plan for 2013. The 30-day average is defined as the last 30 trading days preceding the last business day of the prior month. Stock option values were determined based upon Black Scholes Valuation methodology as of the last day of the preceding quarter. This value was divided into the dollar amount of options that an executive was to receive to quantify the number of options granted to an executive. The calculated number of shares or stock options is issued with an exercise price equal to the stock price on the date of the grant.

Employment and Non-Competition Agreements

        The purpose of these agreements is to attract and retain high caliber executive officers, recognizing that termination and change in control protections are commonly provided at comparable companies with which we compete for executive talent. In addition, the Compensation Committee believes change in control protections enhance the impartiality and objectivity of the NEOs in the event of a change in control transaction and better ensure that shareholder interests are protected. Finally, these agreements include non-competition provisions that further protect the company should the NEO elect to pursue other employment opportunities. Each of our NEOs has an employment agreement. The agreements provide for the following:

  •
  Term of Employment.  The employment agreements for Messrs' Hill, Pollok, Windley, and Burns have a term of employment of three years from the effective date of the agreement. On each anniversary date of the effective date of the agreement, the term of the agreement is automatically extended for an additional year unless at least 60 days prior to the anniversary date either party gives the other party written notice of non-renewal. The term of Mr. Hall's employment agreement is different due to his joining the Company as a result of the merger and his desire to transition into an advisory role. Mr. Hall's employment agreement provides for him to continue regular employment through June 30, 2015 and then serve in an advisory capacity through July 23, 2018.

  •
  Reimbursement of Expenses.  The Company will reimburse the executive all reasonable travel and other business related expenses incurred in performing duties under the agreement.

  •
  Vacation and Sick Leave.  The Company will provide vacation and sick leave to the executive in accordance with policies and procedures established from time to time.

  •
  Employee Benefit Plans.  The executive is entitled to participate in the employee benefit plans presently in effect or as these plans may be modified or added from time to time.

  •
  Incentive Bonus Plans.  The executive is entitled to participate in the incentive bonus plans, applicable to his employment position, in accordance with policies and procedures established from time to time.

  •
  Fringe Benefits.  The Company will reimburse the executive for the cost of attending required meetings and conventions and will cover membership dues to an approved country club. In addition, Mr. Hill, Mr. Pollok, Mr. Windley, Mr. Hall and Mr. Burns are provided the use of a bank-owned automobile.

  •
  Termination of Employment.  See the discussion below entitled Potential Payments upon Termination or Change in Control for a description of the payments that may be due to each executive upon termination of employment.

  •
  Non-compete.  The period of non-compete for the executive runs during the period of employment and for a designated period of time following termination of employment. If the executive is found to violate the covenants contained in the agreement, the non-compete period will be extended for a period equal to the amount of time the executive is found to have been in non-compliance. If Mr. Hill is terminated for cause according to his agreement, the non-compete period is abbreviated and ends 12 months after the date of termination.

        See the discussion entitled "Potential Payments upon Termination or Change in Control," which provides the amount of compensation each executive would receive under various termination events based upon the employment agreements.

162(m) Tax Considerations

        Internal Revenue Service regulations disallow a tax deduction to public corporations for annual compensation, other than performance-based compensation, over $1 million paid to a chief executive officer and the additional three most highly compensated NEOs (excluding the Company's Chief Financial Officer). The Compensation Committee considers the impact of those regulations in connection with its decisions regarding the compensation of our executive officers. The Compensation Committee believes, however, that shareholder interests are best served by not restricting the Compensation Committee's discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Risk Assessment of Compensation Programs

        As part of an annual practice, the Compensation Committee reviewed and discussed a compensation risk assessment performed by the Company's Incentive Risk Committee. The Incentive Risk Committee is chaired by the Chief Risk Officer and composed of representatives from Audit, Accounting, and Human Resources. This risk assessment process included a review of the design and operation of the Company's eleven incentive compensation programs. It also identified and evaluated situations or compensation elements that could raise material risks. The Incentive Risk Committee met three times in 2013 and then presented the findings of the review to the Compensation Committee at its October 2013 meeting. The conclusion was that the Company's compensation policies and practices do not create risks that are likely to have a material adverse effect that would cause plan participants to take unnecessary risks.

Transactions in Company Securities

        In general, SEC rules prohibit uncovered short sales of shares of the Company's common stock by its executive officers, including the NEOs. Accordingly, the Company's insider trading policy prohibits short sales of shares of the Company's common stock by its executive officers, including the NEOs, and discourages all employees from engaging in any hedging transactions relating to the Company's common stock. The policy also requires all affiliates and insiders to consult with the Company's Treasurer or Chief Executive Officer if they intend to engage in any [hedging] transactions involving the Company's common stock. In 2013, no executive officer consulted with the Company's Treasurer or Chief Executive Officer regarding hedging transactions.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on such review and discussions, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into the Company's 2013 Annual Report on Form 10-K.

        The Compensation Committee certifies that it has reviewed with the Company's senior risk officer the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary or excessive risks that threaten the value of the Company.

        This report is provided by the following independent directors, who comprise the Compensation Committee:

Cynthia A. Hartley, Chair
Paula Harper Bethea
M. Oswald Fogle
Alton C. Phillips
James W. Roquemore
B. Ed. Shelley, Jr.

 SUMMARY COMPENSATION TABLE

        The following table summarizes for the fiscal years ended December 31, 2013, 2012 and 2011, the current and long-term compensation for the Chief Executive Officer, the current Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer. Each component of compensation is discussed in further detail in the footnotes following the table.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Robert R. Hill, Jr.	2013	$645,000	$—	$805,913	$117,998	$770,000	$—	$62,777	$2,401,688
Chief Executive Officer	2012	520,000	—	345,068	107,135	457,600	25,440	42,683	1,497,926
	2011	493,680	—	175,706	98,693	329,778	49,184	38,960	1,186,001
John C. Pollok	2013	442,000	—	476,697	72,562	476,667	—	52,828	$1,520,754
Senior Executive Vice President,	2012	335,000	—	224,834	65,459	281,400	23,803	33,560	964,056
Chief Financial Officer and Chief Operating Officer	2011	316,000	—	129,775	57,425	214,880	46,130	27,641	791,851
John F. Windley	2013	315,000	—	305,495	51,763	245,667	93,265	26,293	$1,037,483
President of SCBT	2012	275,000	—	153,586	47,705	200,750	92,337	13,533	782,911
	2011	265,000	—	96,893	36,175	146,810	62,687	11,987	619,552
Joseph E. Burns	2013	295,000	—	292,386	49,883	227,333	—	39,105	$903,707
Senior Executive Vice President,	2012	265,000	—	129,948	43,200	193,450	20,368	30,298	682,264
and Chief Credit Officer	2011	240,000	—	74,918	31,958	124,200	39,437	24,205	534,718
R. Wayne Hall	2013	203,405	500,000	375,000	—	285,000	—	13,045	$1,376,450
President of First Financial	2012	—	—	—	—	—	—	—	—
Holdings, Inc.	2011	—	—	—	—	—	—	—	—
(1)
Consists of total salary compensation, including all amounts that have been deferred at the officers' election. During 2013, Mr. Hill deferred $134,547 and Mr. Windley deferred $18,548 into the deferred compensation plan (see description of plan on page 50).

(2)
Mr. Hall received a bonus payment pursuant to his employment agreement dated February 19, 2013 that became payable effective upon the closing of the merger between the Company and FFCH in July of 2013.

(3)
Beginning in 2013, the Company awarded performance-based restricted stock units to its executive officers (with the exception of Mr. Hall). These grants are both performance and time vested over a three year performance period. The Company communicates threshold, target, and maximum performance RSU awards and performance targets to the executives at the beginning of a performance period. The restricted stock units vest at the end of the three year period based on the level of performance achieved. Mr. Hall received a grant of Restricted Stock Units pursuant to his employment agreement dated February 19, 2013. In addition, from time to time, the Company has awarded shares of restricted stock to its executive officers. The shares of restricted stock the Company awarded to the NEOs during 2013, 2012 and 2011 cliff vest at 100% on the fourth anniversary of the award, subject to the continued employment of the officer. The market value of the restricted stock units as well as the restricted shares is determined by the closing market price of the Company's Common Stock on the date of grant. The value of the restricted stock and restricted stock unit grants shown above equals the grant date fair value in accordance with FASB ASC Topic 718. See discussion of assumptions used in the valuation of the stock awards in Note 19, "Share-based Compensation" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

(4)
The value of the stock option awards shown above equals the grant date fair value in accordance with FASB ASC Topic 718. See discussion of assumptions used in the valuation of option awards in Note 19, "Share-based Compensation" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

(5)
Reflects the dollar value of all amounts earned during the fiscal year pursuant the performance based non-equity incentive plans.

(6)
Includes the change in pension value to the NEOs with the exception of Mr. Windley. In 2013, Mr. Windley's is the SERP accrual of $93,265. It also includes the portion of income earned during the fiscal year in the nonqualified deferred compensation plan exceeding 120% of the applicable long-term federal rate ("AFR"). During 2013, nonqualified deferred compensation plan balances experienced an unrealized loss; therefore, there was no income exceeding 120% of the AFR.

(7)
The following table provides all other compensation:

Name	Matching Contributions to Employee Savings Plan	Life Insurance and Long-term Disability Premium	Dividends on Unvested Restricted Stock	Memberships	Imputed Taxable Value of Vehicles	Other Cash	Total
Robert R. Hill, Jr.	$12,750	$1,632	$44,169	$2,376	$1,850	$—	62,777
John C. Pollok	12,750	1,632	32,348	—	6,098	—	52,828
John F. Windley	12,750	1,512	11,161	—	870	—	26,293
Joseph E. Burns	12,750	1,458	17,341	3,180	4,376	—	39,105
R. Wayne Hall	7,650	768	—	—	4,627	—	13,045

GRANTS OF PLAN BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Options Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Options Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Options Awards ($) (6)
		Approval of Award Date
Name	Grant Date		Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Robert R. Hill, Jr.	1/24/13	1/24/13							—	7,534	$41.45	117,998
	1/24/13	1/24/13							8,798			364,677
	n/a	n/a	262,500	525,000	787,500	6,781	13,577	20,358
John C. Pollok	1/24/13	1/24/13							—	4,633	41.45	72,562
	1/24/13	1/24/13							5,410			224,245
	n/a	n/a	162,500	325,000	487,500	3,998	7,996	11,983
John F. Windley	1/24/13	1/24/13							—	3,305	41.45	51,763
	1/24/13	1/24/13							3,860			159,997
	n/a	n/a	83,750	167,500	251,250	2,214	4,421	6,636
Joseph E. Burns	1/24/13	1/24/13							—	3,185	41.45	49,883
	1/24/13	1/24/13							3,719			154,153
	n/a	n/a	77,500	155,000	232,500	2,085	4,162	6,247
1)
These amounts represent ranges of the possible performance-based cash bonuses that could have been paid in 2014 based on 2013 results pursuant to the Executive Incentive Plan. The actual bonuses paid are displayed under Non-Equity Incentive Plan Compensation within the Summary Compensation Table. The threshold amount is currently 37.5% for Mr. Hill, 32.5% for Mr. Pollok, and 25.0% for all other NEOs, as this is the minimum payout that can occur under the program. The incentive target level is determined as the aggregate dollar amount derived from the executive officers' target bonuses expressed as a percent of annual salary. This target percentage is currently 75% for Mr. Hill, 65% for Mr. Pollok, and 50% for all other NEOs. The maximum incentive is 112.5% for Mr. Hill, 97.5% for Mr. Pollok, and 75% for all other NEOs. The 2013 Executive Incentive Plan is further described in the section entitled Compensation Discussion and Analysis.

(2)
These amounts represent ranges of the possible performance-based restricted stock to be granted on the three-year performance period (2013-2015) under the Executive Incentive Plan. Also included are the stock options granted under the Executive Incentive Plan based upon non formula based individual objectives. The 2013 Executive Incentive Plan is further explained in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)
Stock award shares granted in 2013 (as equity incentive plan awards for performance in 2012) cliff vest at 100% after 4 years.

(4)
All other options awards are granted based upon achievement of individual performance goals. Stock options vest ratably (25% per year) over four years.

(5)
The exercise or base price of options and stock awards is established as the closing market price of the Company's Common Stock on the grant date.

(6)
This amount represents the fair market value of all restricted stock and option awards made during the fiscal year 2013. The fair market value for stock awards is based on the closing market price of the stock on the date of grant. The fair value of options is estimated at the date of grant using the Black-Scholes option pricing model. The fair value for the options issued on January 24, 2013 was $15.66 per share. The following assumptions were used in valuing options issued:

Assumptions
January 24, 2013
Dividend yield	1.70%
Expected life	6 years
Expected volatility	46%
Risk-free interest rate	1.02%

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2) (9)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert R. Hill, Jr.	7,300	—			31.83	1/6/2016	48,039	$3,195,074	13,111	$872,013
	8,761	—			39.74	1/2/2017
	7,401	—			31.50	1/2/2018
	9,016	—			27.57	1/22/2019
	6,980	2,327	(4)		31.10	1/21/2020
	5,995	1,999	(5)		37.66	3/18/2020
	4,166	4,166	(6)		32.46	1/27/2021
	2,318	6,957	(7)		31.75	1/26/2022
	—	7,534	(8)		41.45	1/24/2023
John C. Pollok	3,937	—			31.97	1/31/2015	36,362	$2,418,437	7,496	$498,559
	3,937	—			31.83	1/6/2016
	4,081	—			39.74	1/2/2017
	3,364	—			31.50	1/2/2018
	5,246	—			27.57	1/22/2019
	4,068	1,357	(4)		31.10	1/21/2020
	3,017	1,006	(5)		35.20	2/15/2020
	2,424	2,424	(6)		32.46	1/27/2021
	1,416	4,251	(7)		31.75	1/26/2022
	—	4,633	(8)		41.45	1/24/2023
John F. Windley	1,575	—			31.97	1/31/2015	11,713	$779,032	4,330	$287,988
	2,100	—			31.83	1/6/2016
	3,583	—			39.74	1/2/2017
	3,135	—			31.50	1/2/2018
	3,304	—			27.57	1/22/2019
	2,562	855	(4)		31.10	1/21/2020
	2,113	705	(5)		35.20	2/15/2020
	1,527	1,527	(6)		32.46	1/27/2021
	1,032	3,098	(7)		31.75	1/26/2022
	—	3,305	(8)		41.45	1/24/2023
Joseph E. Burns	2,625	—			31.97	1/31/2015	19,331	$1,285,705	4,113	$273,556
	2,887	—			31.83	1/6/2016
	2,887	—			39.74	1/2/2017
	2,676	—			31.50	1/2/2018
	2,920	—			27.57	1/22/2019
	2,265	755	(4)		31.10	1/21/2020
	1,705	569	(5)		35.20	2/15/2020
	1,349	1,349	(6)		32.46	1/27/2021
	935	2,805	(7)		31.75	1/26/2022
	—	3,175	(8)		41.45	1/24/2023
R. Wayne Hall	—	—			—		—	$—	6,944	461,845

All options listed above vest at a rate of 25% per year over the first four years of a 10-year option term.

(1)
Figures shown represent the total number of shares subject to unexercised options held by the NEOs at year-end 2013. Also displayed is the number of shares subject to options that were exercisable (vested) and unexercisable (unvested) at year-end 2013. The number of options granted and the options exercise price have been adjusted to reflect all applicable stock dividends.

(2)
The number of shares of restricted stock granted has been adjusted to reflect all applicable stock dividends.

(3)
Market value is based on a closing price of $66.51 as of December 31, 2013, the last business day of the fiscal year.

(4)
Option awards vest at a rate of 25% per year with a remaining vesting date of January 21, 2014.

(5)
Option awards vest at a rate of 25% per year with a remaining vesting date of February 15, 2014 for Messrs. Pollok, Windley and Burns. For Hill, the remaining vesting date is March 18, 2014. These option awards were granted as part of discretionary retention compensation.

(6)
Option awards vest at a rate of 25% per year with remaining vesting dates of January 27, 2014 and January 27, 2015.

(7)
Option awards vest at a rate of 25% per year with remaining vesting dates of January 26, 2014, January 26, 2015 and January 26, 2016.

(8)
Option awards vest at a rate of 25% per year with remaining vesting dates of January 24, 2014, January 24, 2015, January 24, 2016 and January 24, 2017.

(9)
The stock awards that have not vested comprise the following grants and vesting periods: The February 15, 2010, March 18, 2010, January 27, 2011, January 26, 2012, April 24, 2012, and January 24, 2013 grants cliff vest 100% in year 4. The January 22, 2009 grant to Mr. Hill, Mr. Pollok and Mr. Burns, vests on December 31 of each year with final vesting at the end of the month in which the executive reaches his retirement age of 60 years old for Mr. Hill and Mr. Pollok, and age 65 years old for Mr. Burns. Mr. Burns received an additional grant on January 22, 2009 which cliff vests 100% in year seven as long as he remains an employee of the Company.

OPTIONS EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized On Vesting ($) (3)
Robert R. Hill, Jr.	6,765	$126,970	1,727	$114,863
John C. Pollok	5,512	147,942	1,679	$111,670
John F. Windley	2,205	45,313	—	—
Joseph E. Burns	4,410	125,685	990	65,845

(1)
Value realized is based on the difference between the closing price on the date of exercise and the options exercise price.

(2)
Reflects the vested shares that were received pursuant to the stock based benefit plan by each named executive officer that in the case of these awards vest on December 31 of each year with final vesting at the end of the month in which Mr. Hill and Mr. Pollok reaches their retirement age of 60 years old, and age 65 years old for Mr. Burns.

(3)
Value realized is based on the market value of the underlying shares on the vesting date.

 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefits ($) (2)	Payments During Last Fiscal Year ($)
Robert R. Hill, Jr.	Defined Benefit Pension Plan	14	$152,040	$—
John C. Pollok	Defined Benefit Pension Plan	14	146,701	—
John F. Windley	Defined Benefit Pension Plan	8	131,465	—
	Supplemental Executive Retirement Plan	4	307,188	—
Joseph E. Burns	Defined Benefit Pension Plan	9	185,197	—

(1)
Number of years credited service for the Defined Benefit Pension Plan equals the actual years of service for each named executive officer. Mr. Windley entered into the SERP on January 2, 2003 and his number of years credited service began on that date.

(2)
Pension plan amounts reflect the present value of the accumulated benefit at December 31, 2013. See Note 18 of the Company's financial statements included in Form 10-K for the assumptions used for the defined benefit plan. SERP amounts represent the current aggregate liability carried on the Company's books for each of the NEOs.

        The Defined Benefit Pension Plan is described in Compensation Discussion and Analysis—Employee & Executive Benefits—Employee's Pension Plan.

Supplemental Executive Retirement Plan

        As of December 31, 2013, the SERP agreement of Mr. Windley provided for a supplemental executive retirement benefit payout under one of five scenarios: normal retirement, early termination, disability, and change in control or early retirement benefit.

Normal and Early Retirement Benefit

        The following table provides the normal retirement age, reduced benefit retirement age (if applicable), base benefit amount, and payout period:

Name	Normal Retirement Age	Early Retirement Age	Base Benefit Amount	Payout Period in Years
John F. Windley	65	n/a	$50,000	15

        The exact amount of benefits would be generally determined by reference to the number of calendar years after 2002 in which the Company satisfied specified performance measures, namely that the Company's net income after taxes and its total assets grew in the aggregate by an amount that would at least equal to annualized growth of 6% and 7%, respectively. If the named executive officer had retired at normal retirement age as of December 31, 2013, he would have been entitled to 100% of his maximum annual retirement benefit based on this performance measure. A smaller annual benefit, payable over the 15-year period after the executive attains his normal retirement age, will become payable if his employment is terminated prior to attaining retirement age for any reason other than death or for cause.

Benefit at Death

        If the executive dies, the Company will be required to pay his beneficiary a lump sum death benefit of $250,000 plus annual payments as presented below:

Name	Normal Retirement Age	Early Retirement Age	Base Benefit Amount	Payout Period in Years
John F. Windley	65	n/a	$50,000	10

Noncompetition

        Mr. Windley will forfeit his retirement benefits under the SERP if he competes with the Company during the 18 months following termination of his employment.

        The Company's obligations under the agreements are general unsecured obligations of the Company, although the agreements require the Company to establish a grantor ("rabbi") trust for such benefits following a change in control.

DEFERRED COMPENSATION PLAN

        The Company has adopted a deferred compensation plan in which selected members of senior management, including executive officers, and/or other highly compensated employees, have the opportunity to elect to defer current compensation for retirement income or other future financial needs. Only eligible employees, as approved by the Compensation Committee, may participate in the plan. Each year participants can choose to have portions of their compensation for the upcoming year deferred by a certain whole percentage amount ranging between 5% and 100%. Deferrals are recorded in a bookkeeping account which is adjusted to reflect hypothetical investment earnings and losses of investment funds selected by the plan participant among those offered pursuant to the plan. Payments made under the plan will be made from the general assets of the Company, and will be subject to claims of its creditors. Amounts payable under the plan are payable at the future times (or over the periods) designated by plan participants upon their enrollment in the plan and their annual renewal of enrollment.

        The investment options available to an executive under the deferred compensation plan are listed below along with their annual rate of return for the calendar year ended December 31, 2013, 2012 and 2011, as reported by the administrator of the deferred compensation plan. The rates assume that 100% of the participant's contribution was deferred as of the first business day of 2013.

	Rates of Return
Name of Fund	2013	2012	2011
Vanguard Prime Money Market	0.02%	0.04%	0.05%
Harbor Bond	-1.46%	9.32%	3.48%
Columbia Dividend Income	28.65%	11.15%	6.96%
Vanguard 500 Index Sig	32.33%	15.97%	2.08%
Mainstay Large Cap Growth	36.94%	13.21%	-0.19%
Goldman Sach MC Value	32.43%	18.03%	-6.61%
T. Rowe Price Mid Cap Growth	36.89%	13.91%	-1.21%
Diamond Hill SC	39.70%	12.88%	-7.17%
Columbia Acorn USA	32.72%	18.98%	-4.95%
Amer Fds EuroPacific R5	20.54%	19.57%	-13.33%
T. Rowe Price New Horizons	49.11%	N/A	N/A

        The table below summarizes the amounts in each named executive officer's deferred compensation savings plan:

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert R. Hill, Jr.	$134,547	$—	$—	$—	$260,982
John C. Pollok	—	—	—	—	—
John F. Windley	18,548	—	—	—	124,114
Joseph E. Burns	—	—	—	—	12,262

(1)
Includes the total compensation to the above NEOs for which payment was deferred in 2013. These amounts also comprise part of the amounts in the Salary column of the Summary Compensation Table.

(2)
Includes total loss in 2013 on the aggregate balance in the named executive officer's deferred compensation plan.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to named executive officers of the Company in the event of a termination of employment or a change in control of the Company.

        The amounts of total compensation payable to each named executive officer upon voluntary termination without good reason, voluntary termination for good reason, termination by Company without cause, termination by Company for cause, normal retirement, early retirement, termination due to disability, termination due to death and termination associated with a change in control are shown in the tables below. The amounts assume that such termination was effective as of December 31, 2013 (the last day of the fiscal year), and thus include amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination as of such date. The actual amounts to be paid out can only be determined at the time of such executive's separation from the Company.

        For purposes of employment agreements for the named executive officers, the term "cause" is defined below:

    "Cause" generally means: (A) the repeated failure of Employee to perform his responsibilities and duties; (B) the commission of an act by Employee constituting dishonesty or fraud against the Company or the Bank; (C) being charged with a felony; (D) habitual absenteeism; (E) Employee is determined to have been on the job while under the influence of alcohol, unauthorized or illegal drugs, prescription drugs that have not been prescribed for the Employee, or other substances that have the potential to impair the Employee's judgment or performance; (F) the commission of an act by Employee involving gross negligence or moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company or its affiliates; (G) bringing firearms or weapons into the workplace; (H) the Employee's failure to comply with policies, standards, and regulations of Company; (I) the Employee's engagement in conduct which is in material contravention of any federal, state or local law or ordinance other than a minor offense which does not reflect or impact upon the Employer or Bank; (J) the Employee's engagement in conduct which is unbecoming to or inconsistent with the duties and responsibilities of a member of management of the Employer; or (K) the Employee engaging in sexual or other form of illegal harassment.

        For purposes of employment agreements for Messrs. Hill, Pollok, Windley, and Burns, the terms "good reason", "disability", "change of control" and "total compensation" are defined below:

  a)
  "Good reason" means, without Employee's written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected within 30 days after Employee notifies the Company in writing of the existence of such circumstances as hereinafter provided:

  i)
  the assignment to Employee of any duties, functions or responsibilities other than those contemplated by the employment agreement or materially inconsistent with the position with the Company that Employee held immediately prior to the assignment of such duties or responsibilities or any adverse alteration in the nature or status of Employee's responsibilities or the condition of Employee's employment from those contemplated in the employment agreement;

  ii)
  a reduction by the Company in Employee's total compensation or as it may be increased from time to time, except for across-the-board salary reductions similarly affecting all management personnel of the Company;

    iii)
    the relocation of the Company's headquarters to a location more than fifty miles from its current location in Columbia, South Carolina, or the Company's requiring Employee to be based anywhere other than the Company's offices at such location, except for required travel on Company business;

    iv)
    the failure by the Company to pay Employee any portion of Employee's compensation within the time guidelines established pursuant to standard Company policies, or any other material breach by the Company of any other material provision of the employment agreement; or

    v)
    the giving of notice by the Company of non-renewal of the employment agreement.

  b)
  "Disability" means disability suffered by Employee for a continuous period of at least three months or any impairment of mind or body that is likely to result in a disability of Employee for more than six months during any twelve-month period.

  c)
  "Change of Control" means the occurrence of one of the following:

  i)
  A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group (as determined in Paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3), acquires ownership of more than 50% of the total fair market value or total voting power of the Company or Bank other than (A) with respect to the Bank, the Company (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) employee or a group of persons including Employee, and (D) an underwriter or group of underwriters owning shares of common voting stock in connection with a bona fide public offering of such shares and the sale of such shares to the public;

  ii)
  A change in the effective control of the Company occurs on the date that (a) a person, or more than one person acting as a group (as determined in Paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3), acquires ownership (or having acquired during the 12-month period ending on the date of his most recent acquisition) of 30% or more of the total voting power of the stock of the Company or Bank, or (b) a majority of the members of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors prior to the date of appointment or election, provided that the Company is a corporation for which there is no majority shareholder.

  iii)
  A change in the ownership of a substantial portion of the Company's assets occurs on the date that any one person, or more than one person acting as a group (as determined in Paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3), acquires (or having acquired during the 12-month period ending on the date of his most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition. For purposes of this provision, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

      This definition of Change in Control is intended to fully comply with the definition of a change in control event as set forth in Treasury Regulation Section 1.409A-3(i)(5).

  d)
  "Total Compensation" for Messrs. Hill, Pollok, Windley, and Burns includes the employee's base salary, the greater of the employee's annual bonus for the fiscal year preceding the year in which the executive's employment terminates or the average bonus for the five years preceding the year of termination and the amount the Company contributes toward the employee's health and dental insurance premiums. For Mr. Hill, total compensation also includes the value associated with the personal use of a company-owned automobile and reimbursement for country club dues and other such dues and fees as may be approved by the board.

        The following table outlines certain differences between each agreement for Messrs. Hill, Pollok, Windley, and Burns:

Name	Base Salary	Qualifying Termination Following a Change in Control Payout Multiple	Non-Compete Period (Months)
Robert R. Hill, Jr.	$700,000	.99 times	24
John C. Pollok	$500,000	2.5 times	24
John F. Windley	$335,000	2 times	18
Joseph E. Burns	$310,000	2 times	12

        Mr. Hill is the only named executive officer entitled to receive compensation for his noncompete agreement with the Company. His noncompete agreement is set for a 24 month period starting on the termination date. He would be entitled to two years of his Total Compensation package, as defined in the Total Compensation definition (Item d) above, paid in two equal lump sums, the first at time of termination and the second on the first anniversary of termination. Should he violate any of the covenants listed in the noncompetition agreement, no payments that are still due will be paid and the Company has the right to secure an injunction for damages to recover any previous payments made under the agreement.

        For purposes of employment agreements for Mr. Hall, the terms "good reason" and "disability" are defined below:

  (a)
  "Good Reason" shall mean: A) a material reduction by the Company in employee's base salary as in effect on the Effective Date (defined below) or as it may be increased from time to time, except for across-the-board salary reduction similarly affecting management personnel of the Company; B) the Company requiring Employee to be based more than fifty miles from his current location in Charleston, South Carolina; provided, however, that the relocation of Employee to the Company's headquarters shall not trigger Good Reason; or C) material breach by the Company of any material provision of Mr. Hall's agreement.

  (b)
  "Disability" means disability suffered by Employee for a continuous period of at least six months or any impairment of mind or body that is likely to result in a disability of Employee for more than three months during any twelve-month period.

        Mr. Hall's agreement, effective as of December 31, 2013, provides for the following in the event the Company terminates the employee's employment without cause or the employee resigns for Good Reason, as defined above: continued payment of salary and health welfare benefits through the fifth anniversary of the merger closing date, July 26, 2013 ("Effective Date"), plus immediate vesting of all unvested Restricted Stock Units. If Mr. Hall's employment is terminated due to death, disability or for cause, the Company shall have no further obligation to Employee. In the event of termination without Cause or resignation for Good Reason, Mr. Hall will be subject to a noncompetition period ending on the fifth anniversary of the Effective Date.

        On January 22, 2009, the Company replaced the cash-based SERP with grants of restricted stock to Messrs. Hill, Pollok and Burns. The grants are intended to provide similar economic benefit to the executives and more closely align the interests of these executives with the long-term profitability of the Bank, the Company and its shareholders. Each restricted stock grant vests on December 31 of each year with final vesting at the end of the month in which the executive reaches his retirement age of

60 years old. Mr. Hill was granted 30,780 shares of restricted stock with final vesting on October 31, 2026. Mr. Pollok was granted 28,265 shares of restricted stock with final vesting on October 31, 2025. Mr. Burns was granted 10,555 shares of restricted stock with final vesting on August 31, 2019. The fair value per share of the stock granted was $27.57 on January 22, 2009.

        The Company has individual SERP agreements established on or about November 1, 2006 and amended on December 31, 2008, by and between the Bank and John F. Windley and certain other executives. Although benefits under the SERP arrangements are defined for retirement and early retirement, we do not present these payout estimates in the following tables. None of the named executive officers would be eligible to receive such payments due to the age of the officers on December 31, 2013. The earliest a retirement benefit could be provided to any of the current named executive officers—currently Mr. Windley—would be in 2018.

        The following tables provide the potential payments upon termination for all relevant scenarios as of December 31, 2013.

Robert R. Hill, Jr.

        The following table describes the potential payments upon termination for various reasons for Robert R. Hill, Jr., the Company's Chief Executive Officer.

Compensation and/or Benefits Payable Upon Termination	Voluntary Termination by Employee Without Good Reason (1)	Voluntary Termination by Employee for Good Reason (not CIC related) (2)	Involuntary Termination by Company w/out Cause (2)	Involuntary Termination by Company For Cause (3)	Termination in the Event of Disability (4)	Termination in the Event of Death (5)	Qualifying Termination Following a Change in Control (6)
Robert R. Hill, Jr.
Compensation
Cash Severance	$0	$700,000	$700,000	$0	$700,000	$700,000	$1,146,024
Noncompete Payments	$2,315,200	$2,315,200	$2,315,200	$0	$0	$0	$2,315,200
Intrinsic Value of Unvested Stock Options	$0	$0	$0	$0	$712,550	$712,550	$712,550
Intrinsic Value of Unvested Restricted Stock/Units	$0	$0	$0	$0	$1,927,925	$2,340,021	$2,340,021

Benefits & Perquisites
Restricted Stock Grants (7)	$0	$0	$0	$0	$1,473,197	$1,473,197	$1,473,197
Medical & Dental Insurance	$9,072	$13,607	$13,607	$0	$4,536	$9,072	$13,562
Company Car and Club Dues	$9,252	$13,878	$13,878	$0	$4,626	$4,626	$13,832
Tax Gross Up (8)	$0	$0	$0	$0	$0	$0	$1,476,320

Total Benefit	$2,333,524	$3,042,685	$3,042,685	$0	$4,822,834	$5,239,465	$9,490,705

(1)
The Executive is entitled to Base Salary through the date of termination and payment of Total Compensation for noncompetition for two years. Total compensation consists of base salary, the greater of the average prior five year bonuses or the last year prior bonus, annual medical & dental benefits, and club memberships, auto allowance, and the expense of attending conferences/meetings in the past 12 months.

(2)
The Company shall continue to pay to the Executive his Total Compensation for a period of 12 months in accordance with the Company's customary payroll practices. The Executive will also receive payment for noncompetition.

(3)
The Company shall have no further obligation to the Executive. The noncompetition agreement will be in force for a period of 12 months with no payments due to the Executive.

(4)
The Company shall continue to pay to the Executive his Total Compensation for a period of 12 equal monthly installments or in a lump sum as determined by the board. Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance Restricted Stock Units will vest pro-rata, the numerator of which shall be the number of whole months during the performance period that the Participant was employed by the Company, and the denominator of which shall be the total number of months in the performance period.

(5)
The Company will pay to the beneficiary of the Executive an amount equal to 12 months' Total Compensation in equal monthly installments or in a lump sum as determined by the board. Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance Restricted Stock Units will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended.

(6)
Following termination, the Company (or its successors) shall pay in one lump sum to the Executive, or his beneficiary in the event of his subsequent death, an amount equal to .99 times Executive's Total Compensation (Change in Control Payment) in effect at the date of termination of employment. In addition, the Executive will also be paid under his noncompetition agreement.

Upon a Change in Control, with or without termination, Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance Restricted Stock Units will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended. The value of Option Awards is based on the difference between the current market price as of December 31, 2013 and the exercise price for options in-the-money (i.e., options with an exercise price below the current market price). The value of Restricted Stock Awards and Restricted Stock Units is based on the market price of $66.51 as of December 31, 2013.

(7)
Mr. Hill's SERP was replaced in January 2009 with a grant of restricted stock which is intended to provide similar economic benefit to Mr. Hill and more closely align his interests with the long-term profitability of the Company and its shareholders.

(8)
Per Mr. Hill's Employment Agreement dated September 30, 1999, in the event of a Change in Control, Mr. Hill is entitled to receive an additional payment (a "Gross-Up Payment") in an amount equal to the federal, state and local income and excise tax imposed by Section 4999 of the Internal Revenue Code. The Company believes that the structure and timing of Mr. Hill's payments upon a change in control as of December 31, 2013 would have caused the payments or distributions to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The amount included here is the excise tax which he would receive from the Company on an after-tax basis equal to the federal, state and local income and excise tax imposed.

John C. Pollok

        The following table describes the potential payments upon termination for various reasons for John C. Pollok, the Company's Chief Financial Officer and Chief Operating Officer.

Compensation and/or Benefits Payable Upon Termination	Voluntary Termination by Employee Without Good Reason (1)	Involuntary Termination by Company w/out Cause (2)	Involuntary Termination by Company For Cause (1)	Termination in the Event of Disability (3)	Termination in the Event of Death (4)	Qualifying Termination Following a Change in Control (5)
John C. Pollok
Compensation
Cash Severance	$0	$250,000	$0	$0	$0	$1,953,500
Intrinsic Value of Unvested Stock Options	$0	$0	$0	$425,954	$425,954	$425,954
Intrinsic Value of Unvested Restricted Stock/Units	$0	$0	$0	$1,214,694	$1,450,450	$1,450,450

Benefits & Perquisites
Restricted Stock Grants (7)	$0	$0	$0	$1,321,620	$1,321,620	$1,321,620
Medical & Dental Insurance	$0	$2,931	$0	$0	$0	$14,656
Tax Gross Up (6)	$0	$0	$0	$0	$0	$1,852,616

Total Benefit	$0	$252,931	$0	$2,962,269	$3,198,024	$7,018,797

(1)
The Company shall have no further obligation to the Executive. A noncompetition agreement will be in force for a period of 24 months with no payment due to the Executive.

(2)
The Company shall pay to the Executive his Base Salary for six months following his termination through customary payroll practices. The Company shall also contribute to Executive's COBRA premium by paying the same monthly amount for health and dental insurance coverage as it would if he were an active employee for a period of 6 months.

(3)
Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance Restricted Stock Units will vest pro-rata, the numerator of which shall be the number of whole months during the performance period that the Participant was employed by the Company, and the denominator of which shall be the total number of months in the performance period.

(4)
Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance Restricted Stock Units will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended.

(5)
The Company (or its successors) shall pay the Executive, or his beneficiary in the event of his subsequent death, an amount equal to two and one-half times Executive's Total Compensation (Change in Control Payment) in effect at the date of termination of employment. Two equal payments shall be made, each consisting of one-half the total Change in Control Payment with the first payment to be made immediately upon cessation of employment and the second to be made exactly one year later.

  Upon a Change in Control, with or without termination, Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance Restricted Stock Units will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended. The value of Option Awards is based on the difference between the current market price as of December 31, 2013 and the exercise price for options in-the-money (i.e., options with an exercise price below the current market price). The value of Restricted Stock Awards and Restricted Stock Units is based on the market price of $66.51 as of December 31, 2013.

(6)
The Company believes that the structure and timing of Mr. Pollok's payments upon a change in control as of December 31, 2013 would have caused the payments or distributions to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The amount included here is the excise tax which he would receive from the Company on an after-tax basis equal to the federal, state and local income and excise tax imposed.

(7)
Mr. Pollok's SERP was replaced in January 2009 with a grant of restricted stock which is intended to provide similar economic benefit to Mr. Pollok and more closely align his interests with the long-term profitability of the Company and its shareholders.

John F. Windley

        The following table describes the potential payments upon termination for various reasons for John F. Windley, the Chief Banking Officer and President of the Company's subsidiary SCBT.

Compensation and/or Benefits Payable Upon Termination	Voluntary Termination by Employee Without Good Reason (1)	Involuntary Termination by Company w/out Cause (2)	Involuntary Termination by Company For Cause (1)	Termination in the Event of Disability (3)	Termination in the Event of Death (4)	Qualifying Termination Following a Change in Control (5) (6)
John F. Windley
Compensation
Cash Severance	$0	$167,500	$0	$0	$0	$553,893
Intrinsic Value of Unvested Stock Options	$0	$0	$0	$294,853	$294,853	$294,853
Intrinsic Value of Unvested Restricted Stock/Units	$0	$0	$0	$847,138	$983,350	$983,350

Benefits & Perquisites
Supplemental Non-Qualified Pension (7)	$343,966	$343,966	$0	$491,446	$742,637	$597,849
Medical & Dental Insurance	$0	$2,383	$0	$0	$0	$9,534

Total Benefit	$343,966	$513,850	$0	$1,633,437	$2,020,841	$2,439,479

(1)
The Company shall have no further obligation to the Executive other than the vested portion of the Supplemental Non-Qualified Pension. A noncompetition agreement will be in force for a period of 18 months with no payment due to the Executive.

(2)
The Company shall pay to the Executive his Base Salary for six months following his termination through customary payroll practices. The Company shall also contribute to Executive's COBRA premium by paying the same monthly amount for health and dental insurance coverage as it would if he were an active employee for a period of 6 months.

(3)
Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance Restricted Stock Units will vest pro-rata, the numerator of which shall be the number of whole months during the performance period that the Participant was employed by the Company, and the denominator of which shall be the total number of months in the performance period.

(4)
Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance Restricted Stock Units will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended.

(5)
The Company (or its successors) shall pay the Executive, or his beneficiary in the event of his subsequent death, an amount equal to two times Executive's Total Compensation (Change in Control Payment) in effect at the date of termination of employment. Two equal payments shall be made, each consisting of one-half the total Change in Control Payment with the first payment to be made immediately upon cessation of employment and the second to be made exactly one year later.

  Upon a Change in Control, with or without termination, Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance Restricted Stock Units will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended. The value of Option Awards is based on the difference between the current market price as of December 31, 2013 and the exercise price for options in-the-money (i.e., options with an exercise price below the current market price). The value of Restricted Stock Awards and Restricted Stock Units is based on the market price of $66.51 as of December 31, 2013.

(6)
The benefit shall be reduced to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to the executive not to exceed 2.99 times the base amount as defined per Code §280G. As a result of this benefit limit, the cash severance level was reduced from $1,071,500 to $553,893.

(7)
The amounts payable under the Supplemental Non-Qualified Pension are in accordance with a SERP that is targeted to pay $50,000 annually for 15 years to Mr. Windley at his normal retirement date. The following table provides the assumptions used to calculate the total benefit under each termination or retirement scenario. In the table below, we presented the present values of all benefits using a 1.97% discount rate (120% of mid-term semi-annual AFR as of December 2013):

Scenario	Payment Term	Annual Benefit	Total Benefit	Explanation of Calculation
Voluntary Termination by Employee Without Good Reason	15 years payable at normal retirement age	$12,329	$184,933	30% of $41,096, the present value of $50,000 (annual benefit) discounted using a 4% annual rate from normal retirement age times payment term.
Termination by Company Without Cause	15 years payable at normal retirement age	$12,329	$184,933	30% of $41,096, the present value of $50,000 (annual benefit) discounted using a 4% annual rate from normal retirement age times payment term.
Termination Due to Disability	15 years payable at normal retirement age	$41,096	$616,444	Present value at 12/31/12 of $50,000 annual benefit discounted using a 4% annual rate from normal retirement age.
Termination Due to Death	10 years payable at time of death + lump sum of $250,000	$50,000	$750,000	Termination due to death annual benefit times payment term plus additional lump sum of $250,000.
Termination Associated with a Change in Control	15 years payable at normal retirement age	$50,000	$750,000	The annual benefit of $50,000 times the payment terms.

Joe E. Burns

        The following table describes the potential payments upon termination for various reasons for Joe E. Burns, the Company's Chief Risk Officer.

Compensation and/or Benefits Payable Upon Termination	Voluntary Termination by Employee Without Good Reason (1)	Involuntary Termination by Company w/out Cause (2)	Involuntary Termination by Company For Cause (1)	Termination in the Event of Disability (3)	Termination in the Event of Death (4)	Qualifying Termination Following a Change in Control (5) (6)
Joe E. Burns
Compensation
Cash Severance	$0	$155,000	$0	$0	$0	$621,210
Intrinsic Value of Unvested Stock Options	$0	$0	$0	$267,801	$267,801	$267,801
Intrinsic Value of Unvested Restricted Stock/Units	$0	$0	$0	$977,608	$1,106,992	$1,106,992

Benefits & Perquisites
Restricted Stock Grants (7)	$0	$0	$0	$372,789	$372,789	$372,789
Medical & Dental Insurance	$0	$2,520	$0	$0	$0	$10,082

Total Benefit	$0	$157,520	$0	$1,618,198	$1,747,582	$2,378,873

(1)
The Company shall have no further obligation to the Executive. A noncompetition agreement will be in force for a period of 12 months with no payment due to the Executive.

(2)
The Company shall pay to the Executive his Base Salary for 6 months following his termination through customary payroll practices. The Company shall also contribute to Executive's COBRA premium by paying the same monthly amount for health and dental insurance coverage as it would if he were an active employee for a period of 6 months.

(3)
Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance Restricted Stock Units will vest pro-rata, the numerator of which shall be the number of whole months during the performance period that the Participant was employed by the Company, and the denominator of which shall be the total number of months in the performance period.

(4)
Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance Restricted Stock Units will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended.

(5)
The Company (or its successors) shall pay the Executive, or his beneficiary in the event of his subsequent death, an amount equal to two times Executive's Total Compensation (Change in Control Payment) in effect at the date of termination of employment. Two equal payments shall be made, each consisting of one-half the total Change in Control Payment with the first payment to be made immediately upon cessation of employment and the second to be made exactly one year later.

  Upon a Change in Control, with or without termination, Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance Restricted Stock Units will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended. The value of Option Awards is based on the difference between the current market price as of December 31, 2013 and the exercise price for options in-the-money (i.e., options with an exercise price below the current market price). The value of Restricted Stock Awards and Restricted Stock Units is based on the current market price of $66.51 as of December 31, 2013.

(6)
The benefit shall be reduced to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to the executive not to exceed 2.99 times the base amount as defined per Code §280G. As a result of this benefit limit, the cash severance level was reduced from $1,006,900 to $621,210.

(7)
Mr. Burn's SERP was replaced in January 2009 with a grant of restricted stock which is intended to provide similar economic benefit to Mr. Burns and more closely align his interests with the long-term profitability of the Company and its shareholders.

R. Wayne Hall

        The following table describes the potential payments upon termination for various reasons for R. Wayne Hall, the Company's President. Note that Change in Control is not addressed as a specific termination provision in Mr. Hall's agreement, with the exception of a provision for any payment subject to the excise tax imposed by Section 4999 of the Code: then Mr. Hall will receive the greatest of: a) the severance benefits or b) $1,000 less than the amount of the payments that would subject Mr. Hall to the excise tax.

Compensation and/or Benefits Payable Upon Termination	Voluntary Termination by Employee Without Good Reason (1)	Voluntary Termination by Employee for Good Reason (2)	Involuntary Termination by Company w/out Cause (2)	Involuntary Termination by Company For Cause (3)	Termination in the Event of Disability (3)	Termination in the Event of Death (4)
R. Wayne Hall
Compensation
Cash Severance	$0	$2,171,806	$2,171,806	$0	$0	$0
Intrinsic Value of Unvested Stock Options	$0	$0	$0	$0	$0	$0
Intrinsic Value of Unvested Restricted Stock Units	$0	$461,845	$461,845	$0	$0	$0

Benefits & Perquisites
Medical and Dental Benefits	$0	$43,638	$43,638	$0	$0	$0

Total Benefit	$0	$2,677,289	$2,677,289	$0	$0	$0

(1)
The Company shall have no further obligation to the Executive. A noncompetition agreement will be in force for a period of one year with no payment due to the Executive.

(2)
The Company shall pay to the Executive: continued payment of salary and health welfare benefits through the fifth anniversary of the Effective Date, plus immediate vesting of all unvested Restricted Stock Units. The value of Restricted Stock Units is based on the current market price of $66.51 as of December 31, 2013.

(3)
In the event of termination of Mr. Hall's employment for death, disability or cause, Employee shall be entitled only the salary earned through the date of termination.

 DIRECTOR COMPENSATION

        The Company uses a combination of cash and stock-based compensation to attract and retain qualified persons to serve on the Board of Directors. Directors are subject to a minimum share ownership requirement. Each director is required to directly own $125,000 of the Company's stock by the end of the third anniversary of the first election to the board of directors, and $250,000 in SCBT stock by the end of the sixth anniversary of the first election to the Board of Directors. Director compensation is recommended by the Compensation Committee after discussion with the compensation consultant and is approved by the Board of Directors, and is intended to provide an appropriate level of compensation to attract and retain qualified directors and is competitive with that of comparable financial institutions.

        For the fiscal year ended December 31, 2013, non-employee directors of the Company were paid $1,000 per regularly scheduled board meeting attended. The Company pays a quarterly cash retainer fee to each director. Directors who are also officers employed by the Company or the Bank do not receive fees or any other separate cash compensation for serving as a director. Members of the committees are paid additional compensation of $500, for each regularly scheduled meeting attended. The chair of the Audit, Compensation, Governance, Wealth Management and Trust, and Risk Committees received $1,000 per committee meeting attended in lieu of the corresponding amounts above. For special meetings, the director is paid at the same rates above, except for those attended via telephone and those are paid at one-half the regular rate.

        In May 2013, the Company awarded to each non-employee director serving at the time 618 shares of restricted stock except for 721 shares awarded to Jimmy Addison, Cynthia A. Hartley, Kevin Walker, and John W. Williamson, III, who serve as the chair of the Governance, Compensation, Audit, and Wealth Management and Trust Committees, respectively. These awards were granted following the Company's annual shareholders' meeting and vested 25% per quarter over a period of one year from the date of grant. The Company intends to grant restricted stock awards annually to its non-employee directors in similar amounts and terms following the shareholders' meeting, under the authorization of the 2012 stock incentive plan.

        Robert R. Horger, who serves as chairman of the Board of the Company, currently receives $87,000 annually for serving in that capacity. In addition, in January 2013, the Company granted to Mr. Horger 576 shares of restricted stock valued at $41.46 per share at the date of grant and 1,481 stock options at an exercise price per share of $41.45. The restricted stock cliff vests 100% at the end of four years and the stock options become exercisable in four equal annual installments over the four-year period following the date of grant.

        The following table sets forth the fees and all other forms of compensation paid to Chairman Horger and the Company's directors in 2013. Each component of compensation is discussed in further detail in the footnotes following the table.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert R. Horger (6)	$87,000	$23,875	$48,975	$—	$—	$9,228	$169,078
Jimmy E. Addison	34,125	$33,779	—	—	—	343	68,247
Luther J. Battiste, III	31,000	$28,953	—	—	—	300	60,253
Paula Harper Bethea (8)	8,625	$22,376				76	31,077
Robert H. Demere Jr.	29,000	45,533	—	—	—	441	74,974
M. Oswald Fogle	39,750	$28,953	—	—	—	307	69,010
Herbert G. Gray	31,000	$28,953	—	—	—	300	60,253
Cynthia A. Hartley	37,750	$33,779				350	71,879
Thomas J. Johnson (8)	7,325	$22,376				76	29,777
Harry M. Mims, Jr. (7)	22,875	$28,953	—	—	—	300	52,128
Ralph W. Norman	30,750	$28,953	—	—	—	300	60,003
Alton C. Phillips	31,250	$28,953	—	—	—	300	60,503
James W. Roquemore	31,500	$28,953	—	—	—	300	60,753
Richard W. Salmons, Jr. (8)	8,375	$22,376				76	30,827
B. Ed Shelley, Jr. (8)	7,625	$22,376				76	30,077
Thomas E. Suggs	29,750	$28,953	—	—	—	307	59,010
Kevin P. Walker	37,875	$33,779	—	—	—	343	71,997
John W. Williamson, III	34,375	$33,779	—	—	—	350	68,504

(1)
Includes total compensation earned through salary (Chairman Horger only), Board fees, retainers and committee fees, whether paid or deferred. Refer to the Board of Directors and Committees section of this proxy statement for more information regarding committee membership and fees.

(2)
From time to time, the Company has awarded shares of restricted stock to its directors. All shares of restricted stock awarded to the non-employee directors during 2013 vest at 25% per calendar quarter over a period of four quarters. Each director generally has the right to vote restricted shares and to receive dividends paid on the shares prior to vesting. The market value of the shares is determined by the closing market price of the Company's common stock on the date of the grant ($41.45 on the date of grant for Chairman Horger, $46.85 on the date of grant for all of the directors except for the directors who joined the Board in July 2013 in which the price was $55.94 on the date of grant). The value of restricted stock grants shown above equals the grant date fair value in accordance with FASB ASC Topic 718.

(3)
These totals reflect the dollar amount of the grant date fair value of the option award, in accordance with FASB ASC Topic 718. The valuation assumptions for the Black-Scholes model used to value these option awards is found on page 46. The Black-Scholes price for the option awards granted to Mr. Horger on January 24, 2013 was $15.66 per option. The Board of Directors' total aggregate amount of stock options outstanding at December 31, 2013 was 43,927.

(4)
During 2013, nonqualified deferred compensation plan balances experienced an unrealized loss; therefore, there was no income exceeding 120% of the applicable long-term federal rate ("AFR").

(5)
Includes a $0.74 dividend ($0.19 for two quarters, $0.18 for two quarters) on all unvested restricted stock grants outstanding at the time of the dividend. For Chairman Horger the amount includes an employer matching contribution to an employee savings plan and also life insurance premiums.

(6)
See discussion of Chairman Horger's compensation under Director Compensation on page 61 for further information.

(7)
Harry M. Mims, Jr. retired from the Board of Directors in July 2013.

(8)
Paula Harper Bethea, Thomas J. Johnson, Richard W. Salmons, Jr. and B. Ed Shelley, Jr. joined the Board of Directors in July 2013 as a result of the merger between the Company and FFCH.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company's banking subsidiary has loan and deposit relationships with some of the directors of the Company and its subsidiary and loan, deposit, and fee-for-service relationships with some of the companies with which the directors are associated, as well as with some members of the immediate families of the directors. (The term "members of the immediate families" for purposes of this paragraph includes each person's spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, and brothers and sisters-in-law.) Such loan, deposit, or fee relationships were made in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and fee pricing as those prevailing at the time for comparable transactions with other persons not related to the lender, and did not, at the time they were made, involve more than the normal risk of collectability or present other unfavorable features.

        Robert R. Horger, Chairman of the Board of the Company, is a partner in the law firm of Horger, Barnwell & Reid, L.L.P., which SCBT, engaged, among other law firms, as counsel during 2013 and may engage during the current fiscal year. In 2013, the Company and Mr. Horger were involved in non-material related party transactions in that the Company made payments totaling approximately $43,000 to Horger, Barnwell & Reid, and L.L.P. This amount did not exceed either $200,000 or 5% of the law firm's gross revenue.

        Thomas E. Suggs, a director, is President and Chief Executive Officer of Keenan & Suggs, Inc., an insurance brokerage and consulting firm that the Company used during 2013 and will use during the current fiscal year as an insurance broker for certain policies. In 2013, the Company made payments directly to either, Keenan & Suggs, Inc., as the Company's insurance placement agent, or directly to insurance carriers. Keenan & Suggs, Inc. recognized $331,777 in revenue (commission) from the Company as its insurance placement agent. The CFO at Keenan & Suggs, Inc. has verified the amount paid to Keenan & Suggs, Inc. was well below 5% of Keenan & Suggs, Inc.'s total gross revenue for 2013, which is a key measure under NASDAQ's independence requirements.

        During 2013, Herbert G. Gray received $9,000 in rent payments related to thirty-eight parking spaces at one of our branches on the coast of South Carolina. These payments are not material and do not impair Mr. Gray's independence under NASDAQ's independence requirements.

        The Company has adopted a Conflict of Interest/Code of Ethics Policy that contains written procedures for reviewing transactions between the Company and its directors and executive officers, their immediate family members, and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. This policy also requires the Company's bank subsidiary to comply with Regulation O, which contains restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. The Conflict of Interest/Code of Ethics policy is located on the Company's website at www.scbtonline.com under Investor Relations.

        The Company annually requires each of its directors and executive officers to complete a directors' and officers' questionnaire that elicits information about related person transactions. The Company's Governance Committee, which consists entirely of independent directors, annually reviews all relationships and amounts disclosed in the directors' and officers' questionnaires, and the Board of Directors makes a formal determination regarding each director's independence under NASDAQ Stock Market listing standards and applicable SEC rules.

        In addition, the Company's bank subsidiary is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Each bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

        In addition to the annual review, the Company has appointed a corporate ethics officer to implement and monitor compliance with the Conflict of Interest/Code of Ethics Policy. The corporate ethics officer reports to the Company's general auditor who passes this information to the board's Audit Committee and Chief Executive Officer quarterly and also advises the Company's executive committee and management with respect to potential conflicts of interest. The related party transactions described above were approved by the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        As required by Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and executive officers are required to report periodically their ownership of the Company's stock and any changes in ownership to the SEC. Based on written representations made by these affiliates to the Company and a review of Forms 3, 4 and 5, it appears that all such reports for these persons were filed in a timely fashion in 2013.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Dixon Hughes Goodman LLP, certified public accountants, as the independent registered public accounting firm for the Company and the Bank for the current fiscal year ending December 31, 2014, subject to ratification by the Company's shareholders. Dixon Hughes Goodman LLP has advised the Company that neither the firm nor any of its partners has any direct or material interest in the Company and its subsidiary except as independent registered auditors and certified public accountants of the Company. Representatives of Dixon Hughes Goodman LLP are expected to be at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

        The Audit Committee oversees the Company's financial reporting process, including internal controls, on behalf of the Board of Directors. The committee is composed of seven directors of the Company, each of whom is independent as defined by the rules of The NASDAQ Stock Market applicable to directors who serve on the Audit Committee. The Audit Committee operates under an Audit Committee charter that complies with the requirements regarding Audit Committees established by the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC and The NASDAQ Stock Market.

        Management has the primary responsibility for the Company's financial statements, internal controls, and financial reporting. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles and the conformity of the Company with maintaining internal controls over financial reporting as specified by the Sarbanes-Oxley Act of 2002.

        In the context of its responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2013 audited financial statements. The Audit Committee discussed with the independent registered public accounting firm the matters required by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management. The Audit Committee also has considered whether the independent registered public accounting firm's provision of non-audit services, as set forth in the section entitled Audit and Other Fees below, is compatible with the auditor's independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2013 for filing with the SEC.

        This report is provided by the following independent directors, who comprise the Audit Committee:

Kevin P. Walker, Chairman	Robert H. Demere Jr.	Luther J. Battiste, III
Ralph W. Norman, Jr. Richard W. Salmons	Herbert G. Gray	Alton C. Phillips

AUDIT AND OTHER FEES

        The Audit Committee selected Dixon Hughes Goodman LLP as the Company's Independent Registered Public Accounting Firm for the year ended December 31, 2013. Fees for professional services provided for the respective fiscal years ended December 31 are set forth below:

	2013	2012
Audit fees(1)	$926,575	$648,720
Audit related fees(2)	76,705	75,175
Tax fees(3)	107,138	57,825
All other fees(4)	—	—

	$1,110,418	$781,720

(1)
All fees related to the financial statement audit, audit of internal controls over financial reporting, and attesting to internal control over financial reporting in accordance with the Federal Deposit Insurance Corporation Improvement Act of 1991. In 2013, this also included opening balance sheet audit procedures over the assets and liabilities acquired in the acquisition of FFCH.

(2)
Audit-related fees are for services rendered in connection with audits of the Company's employee benefit plans, required reports of compliance related to the Company's participation in certain HUD lending programs. In 2013, this also included consultations concerning acquisition accounting related to the FFCH merger closed in July 2013.

(3)
Tax fees are for services rendered primarily in connection with the preparation of federal and state income and bank tax returns, calculation of quarterly estimated income tax payment amounts and research associated with various tax-related issues that affect the Company.

(4)
There were no other fees billed during 2013 or 2012.

 Pre-Approval Policy

        The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. Under the policy, and in accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee may delegate pre-approval authority to one or more of its members. However, any member to whom such authority is delegated is required to report on any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services provided by Dixon Hughes Goodman LLP during 2013. None of the services were performed by individuals who were not employees of the independent registered public accounting firm.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

        The Company will mail to shareholders who request them, these proxy materials and/or a copy of its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC. Further inquiries regarding the Form 10-K should be directed to: First Financial Holdings, Inc., P.O. Box 1030, Columbia, South Carolina 29202, Attention: John C. Pollok, Chief Financial Officer and Chief Operating Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No current or former officer, and no other member of the Compensation Committee, has directly or indirectly entered into any transactions with the Company of a nature that would be required to be disclosed in this proxy statement.

OTHER BUSINESS

        The Company does not know of any other business to be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01SEMD 1 U PX + Annual Meeting Proxy Card . + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4, 5 and 6. For Against Abstain 2. Proposal to approve an amendment to the Company’s Articles of Incorporation to change the name of the Company from First Financial Holdings, Inc. to South State Corporation. 4. Proposal to approve, as an advisory, non-binding vote, the compensation of the Company’s named executive officers. For Against Abstain 3. Proposal to ratify, as an advisory, non-binding vote, the exclusive forum selection provision in the Company's bylaws. 5. Proposal to ratify, as an advisory, non-binding vote, appointment of Dixon Hughes Goodman LLP, Certified Public Accountants, as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014 01 - Luther J. Battiste, III 04 - R. Wayne Hall 07 - Alton C. Phillips 02 - Paula Harper Bethea 05 - Thomas J. Johnson 08 - Richard W. Salmons, Jr. 03 - Robert R. Hill, Jr. 06 - Ralph W. Norman, Jr. 09 - B. Ed Shelley, Jr. 1. Election of Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 6. Proposal to grant the Chairman of the Annual Meeting the authority to adjourn or postpone the Annual Meeting, if necessary, in order to solicit additional proxies in the event that there are not sufficient affirmative votes present at the Annual Meeting to adopt the amendment to the Company’s Articles of Incorporation to change the name of the Company from First Financial Holdings, Inc. to South State Corporation. 7. And, in the discretion of said agents, upon such other business as may properly come before the meeting, and matters incidental to the conduct of the meeting. MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 1 8 7 4 7 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 22, 2014. Vote by Internet • Go to www.envisionreports.com/SCBT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting The proxy statement and 2013 Annual Report to Shareholders (which includes our 2013 Annual Report on Form 10-K) are available at http://www.envisionreports.com/SCBT. Proxy — First Financial Holdings, Inc. This Proxy is Solicited on Behalf of the Board of Directors for the 2014 Annual Meeting of Shareholders John C. Pollok and Renee R. Brooks, and each of them, with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies all of the shares of Common Stock of First Financial Holdings, Inc. held of record by the undersigned on the record date at the annual meeting of shareholders to be held on April 22, 2014, and at any adjournment thereof. YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. THE PROXIES WILL BE VOTED AS INSTRUCTED. IF NO CHOICE IS INDICATED WITH RESPECT TO A MATTER WHERE A CHOICE IS PROVIDED, THIS PROXY WILL BE VOTED “FOR” SUCH MATTER. (Items to be voted appear on the reverse.) Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + + qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

QuickLinks

FIRST FINANCIAL HOLDINGS, INC. 520 Gervais Street Columbia, South Carolina 29201
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS to be Held April 22, 2014
ANNUAL REPORT
REVOCATION OF PROXY
QUORUM AND VOTING
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 22, 2014
ACTIONS TO BE TAKEN BY THE PROXIES
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
BENEFICIAL OWNERSHIP OF CERTAIN PARTIES
BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
PROPOSAL NO. 1: ELECTION OF DIRECTORS
FAMILY RELATIONSHIPS
THE BOARD OF DIRECTORS AND COMMITTEES
Board Leadership Structure and Role in Risk Oversight
PROPOSAL NO. 2: AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY FROM FIRST FINANCIAL HOLDINGS, INC. TO SOUTH STATE CORPORATION
PROPOSAL NO. 3: RATIFICATION OF THE EXCLUSIVE FORUM SELECTION PROVISION IN THE COMPANY'S BYLAWS
PROPOSAL NO. 4: APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS
PROPOSAL NO. 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 6: APPROVAL TO GRANT THE CHAIRMAN THE AUTHORITY TO ADJOURN THE ANNUAL MEETING TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE NAME CHANGE PROPOSAL
EXECUTIVE COMPENSATION
1 Year Total Return Performance
3 Year Total Return Performance
Average Pay Mix
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTIONS EXERCISES AND STOCK VESTED
PENSION BENEFITS
Supplemental Executive Retirement Plan
DEFERRED COMPENSATION PLAN
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
AUDIT AND OTHER FEES
Pre-Approval Policy
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
OTHER BUSINESS